FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2000
  ----------------------------------------------------------------------------
                                                      Registration No. 333-35932


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 3
                                       TO
                                   FORM SB-2/A


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           HARBOUR ENTERTAINMENT INC.

                     (Formerly: BIG DOG ENTERTAINMENT, INC.)
        (Exact Name Of Small Business Issuer As Specified In Its Charter)

       DELAWARE                                       11-3411814
   (STATE OR JURISDICTION OF                       (I.R.S. EMPLOYER
         INCORPORATION)                         IDENTIFICATION NUMBER)

                                  100A GARY WAY
                           RONKONKOMA, NEW YORK 11779
                                 (631) 738-1010
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)

                          MARLOWE R. WALKER, PRESIDENT
                                  100A GARY WAY
                           RONKONKOMA, NEW YORK 11779
                                 (631) 738-1010
               (ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                    Copy to:
                            DAVID H. LIEBERMAN, ESQ.
                     BLAU, KRAMER, WACTLAR & LIEBERMAN, P.C.
                        100 JERICHO QUADRANGLE, SUITE 225
                             JERICHO, NEW YORK 11753
                                 (516) 822-4820

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
Title of Each Class             Amount to be   Proposed Minimum   Proposed Maximum   Amount of
of Securities to be Registered  Registered     Offering Price (1) Offering Price (1) Registration Fee
------------------------------  ------------   -----------------  -----------------  ----------------
Common stock . . . . . . . . .   1,715,000          $7.00            $12,000,000        $3,168

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 19, 2000.

                                1,715,000 SHARES

                           HARBOUR ENTERTAINMENT INC.

                                  COMMON STOCK

   This is an initial public offering of 1,715,000 shares of common stock of Harbour Entertainment Inc.. The initial public offering price will be $7.00 per share. The shares are being offered for sale by Russo Securities, Inc. on a "best efforts" basis for a minimum of $8 million and maximum of $12 million. The offering will expire thirty days after the effective date of the registration statement for this offering. We have an option to extend the expiration date of this offering for an additional thirty days. If Russo Securities does not receive a minimum of $8 million in sale proceeds from the offering as of its expiration, the offering will be terminated and all amounts paid for the shares will be returned by us to the purchasers of the shares. All funds received by Russo Securities will be held in an escrow account until it has received a minimum of $8 million in sale proceeds from the offering. The escrow account shall be maintained at Staten Island Savings Bank, the escrow agent. Funds paid for shares purchased in the offering will be returned to investors promptly in the event the minimum purchase requirements are not met. Russo Securities will receive a 10% discount on the price for shares purchased.

   Prior to this offering, there has been no public market for our common stock. We will be applying to list our common stock on the Nasdaq Small Cap Market under the symbol "BDEI".

Please see "Risk Factors" beginning on page 6 to read about certain factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

                                                            Total          Per Share
                                                     --------------------  ---------
                                                     Minimum      Maximum
                                                     -------      -------
Initial public offering price. . . . . . . . .     $8,000,000   $12,000,000   $7.00
Underwriting discounts and commissions (10%) .     $  800,000   $ 1,200,000   $7.00
Proceeds, before expenses, to Harbour. . . . .     $7,200,000   $10,800,000   $7.00

    We have issued to the underwriters warrants to purchase up to 171,500 additional shares at a price which is equal to 110% of the initial public offering price.

    Delivery of the shares of common stock will be made on or about ______, 2000, in New York, New York, against payment in immediately available funds.


                             RUSSO SECURITIES, INC.
                             BENSON YORK GROUP, INC.


                     PROSPECTUS DATED               , 2000

                               PROSPECTUS SUMMARY

    You should read the following summary together with more detailed information and our combined financial statements and the notes to those statements appearing elsewhere in this prospectus. This summary contains material terms and provisions that investors should consider before investing in our common stock.

Our Business

     Harbour Entertainment Inc. is a development stage entertainment company engaged in film and music production and distribution.

    By operating through three distinct divisions, we have developed a diverse, strategic approach to become competitive in the entertainment industry. Our current divisions are:

     --   feature film division
     --   theatrical distribution division
     --   music division

   Our feature film division intends to produce films independently as well as through joint ventures with other production entities. The music division seeks out talented artists and then produces and distributes recordings for these artists. The theatrical distribution division intends to be engaged in the foreign and domestic distribution of films into traditional theater settings as well as non-theatrical exhibition, such as hotels, airlines and ships.

Our Strategy

   We propose to simultaneously develop our various divisions in accordance with our available financial resources, the business opportunities presented to us and the prevailing trends in the entertainment industry. By diversifying our areas of concentration within the entertainment industry, we feel that we will maximize our chances for profitable operations. Additionally, we seek to combine the efforts and resources of one or more of our divisions for the successful completion, distribution and advertising of any one of our productions. Some specific strategies which we plan to implement are:

     --   The continuous production of recordings;

     --   The production of films;

     -- The distribution of films in foreign and domestic markets through various independent and joint venture distribution efforts;

     -- The proposed development of Stapleton Studios and Recreation Center in Staten Island, New York through a new majority owned corporate subsidiary to be formed;

     --   The  retention  of  additional   highly   qualified  and   experienced
          executives to operate our various divisions;


Our Offices

   Our executive office is located at 100A Gary Way, Ronkonkoma, New York 11779; our telephone number is (631) 738-1010. Our music division is located at Prelude Music, 304 Park Avenue South, 11th \floor, New York, New York 10010. Our feature film division will be located in Los Angeles, California. Our theatrical distribution division will be located in Staten Island, New York.

Corporate Background

   We began business in 1997 under the name Prelude Development, Inc., which was formed as a Delaware corporation. Our name was changed to Big Dog Entertainment, Inc. in July, 1999 and changed to Harbour Entertainment Inc. in June, 2000. We presently operate through three basic divisions; our feature films division, theatrical distribution division, and music division. We have no corporate subsidiaries and we currently do not own any controlling interests in any other business entities.

                                  THE OFFERING

Common stock offered by us. .  Up to 1,715,000 shares

Common stock to be outstanding
 after this offering. . . . .  6,295,400 shares, assuming the maximum shares are sold and underwriters do not exercise their warrants

Use of Proceeds . . . . . . .  -- Operation and expansion of various divisions;
                               -- Production of films and music recordings;
                               -- Development of Stapleton Studios and Recrea-
                                  tion Center; and
                               -- Working capital and general corporate purposes

Risk Factors  . . . . . . . .  An investment in the securities we are offering involves a high degree of risk. Prospective investors should carefully review the section entitled "Risk Factors" as well as other information provided in this prospectus.

Proposed Nasdaq Small Cap
 Market  Symbol . . . . . . .  "BDEI"

Except as noted, all of the information in this prospectus assumes that the warrants that we will issue to the representative of the underwriters are not exercised.

                             SUMMARY FINANCIAL DATA

    You should read the following summary financial data together with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                                                    Period from                 Period from     Period from
                                                                    December 5,                 December 5,     December 5,
                                                                       1997                        1997           1997
                                        Eight Months Eight Months   (Inception)                 (Inception)     (Inception)
                                           Ended        Ended        Through      Year Ended      Through        Through
                                           May 31,     May  31,      May  31,    September 30,  September 30,   September 30,
Statements of Operations Data:              2000         1999          2000          1999          1998            1999
                                          ---------    ---------     ---------   -------------  -------------   -------------
                                         (unaudited)  (unaudited)   (unaudited)
 Revenues:
   Music sales                                       $    19,410   $     20,750   $     20,750                   $     20,750

 Operating Costs:
   Record master costs and
       related inventory                                  71,820        149,279        105,852     $   43,427         149,279
   General and
       administrative                      $73,505        53,409         243,283        78,215         91,563         169,778
   Noncash compensation  expense                                         125,000                      125,000         125,000
                                        ----------   -----------   -------------  ------------     ----------     -----------
  Total costs and expenses                  73,505       125,229         517,562       184,067        259,990         444,057
                                        ----------   -----------   -------------  ------------     ----------     -----------
 Loss from operations                      (73,505)     (105,819)       (496,812)     (163,317)      (259,990)       (423,307)
 Interest expense to shareholder             7,018         6,119          21,009         9,605          4,386          13,991
                                        ----------   -----------   -------------  ------------     ----------     -----------
 Net loss                               $  (80,523)  $  (111,938)  $    (517,821) $   (172,922)    $ (264,376)    $  (437,298)
                                        ==========   ===========   =============  ============     ==========     ===========
 Net loss per share - basic and diluted      $(.02)        $(.03)                        $(.04)         $(.06)
                                             =====         =====                         =====          =====
 Weighted average number of shares
    outstanding - basic and diluted      4,463,534     4,229,738                     4,274,776      4,107,460
                                        ==========    ==========                  ============     ==========

                                       September 30,    May 31
                                           1999          2000
                                       ------------    ---------
                                                      (unaudited)
Balance Sheet Data:
  Cash                                   $  56,904     $ 114,311
  Working capital (deficiency)             (37,652)      (59,961)
  Total assets                             275,727       595,534
  Total long-term debt                           0             0
  Total liabilities                        145,581       225,911
  Total stockholders' equity               130,146       369,623

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.

As An Early Stage Development Company, We Have a Limited Operating History Upon Which You Can Base Your Investment Decision.

    We began in business in 1997 and since then have had limited operations. For the period from December 5, 1997 (inception) through May 31, 2000, we sustained losses of $518,000 on $21,000 in revenues. We are in an early stage of our development. Consequently, we have a limited operating history upon which you can evaluate our current business and future prospects. In making your evaluation, you should consider the fact that, as a relatively new business in a rapidly evolving industry, we may encounter many expenses, delays, problems and difficulties which we do not currently have the experience to identify or quantify.

Our Ability to Continue to Operate as a Going Concern is Uncertain

    The independent auditors report on our financial statements contains explanatory language that substantial doubt exists as to our ability to continue as a going concern. The report states that we have net losses and negative cash flows from operating activities since our inception. The financial statements which accompany this prospectus do not include any adjustments that might result from our inability to operate as a going concern.

The Entertainment Industry Is Competitive, Speculative and Unpredictable

Successful Feature Film Production, Acquisition and Distribution Depends on Many Factors Beyond our Control.

    The production, acquisition, marketing and distribution of feature films is a highly competitive and speculative business and has traditionally involved a high degree of risk. Our film production, acquisition, marketing and distribution activities will be subject to all such risks. In addition, our business may be adversely affected by our limited financial and personnel resources and our industry standing as a smaller, independent producer and distributor.

    The financial results of the marketing and distribution of a film are unpredictable and depend on many factors, including many beyond the control of the distributor. Consequently, the demand for a film may decline or cease to exist after we have invested or made financial commitments to the acquisition and marketing costs of that film.

    The success of the film division depends on our ability to secure scripts from third parties as well as rights to films which we can market and distribute profitably. Notwithstanding our attempts to limit our risk with respect to each script acquired, the revenues we derive from our films may not bear any relation to the acquisition, marketing and distribution costs we incur.

Our Ability to Recover Film and Record Production Costs is Uncertain

    The production of films and records often requires us to incur up-front costs such as our agreement with Warren Murphy for feature films. There is no certainty that these costs will be recovered. If the revenues generated by the films and records we produce are insufficient to reimburse us for our up-front costs, our operations will be significantly impaired. If public response to our productions is unfavorable, reimbursement of up-front costs may be difficult or impossible. Our failure to be reimbursed for these costs could jeopardize our ability to continue to operate as a going concern. For additional information see "Business - Feature Film Division" and "Business-Music Division."

Feature Films Attract More Viewers and Buyers Than Low Budget Films

    Low budget films compete for audiences and buyers with many other feature films, the great majority of which have been produced with substantially larger budgets and which may contain well-known performers in their casts and better photography, sound, music and other productions values.

Limited Name Recognition of Performers and Experience of Directors Effects Commercial Potential of a Film

    We believe that many of our proposed films may lack recognized performers, whose presence could substantially increase the commercial potential of the film. The absence of such performers may adversely affect our opportunities to distribute a film. In addition, our films may be directed by persons who have not previously directed a feature film. The involvement of a "first-time" director may place the commercial viability of a film at risk.

Lack of Completion Insurance Increases Risk of Financial Loss

    Our films may be produced without insurance to guarantee completion. Such insurance is generally required to obtain the financing for the production of feature films. The production budgets for these films may be insufficient to provide for the contingency reserves required by an insurance company that issues completion bonds and to pay the insurance premium. We may be exposed to financial loss if the film is not completed.

Profitable Theatrical and Home Video Distribution Depends on Our Ability to Team up With an Effective Distribution Network

    We plan to distribute films and videos through distribution arrangements with major film companies as well as arrangements with local distributors and subdistributors. If we are unable to team up with an effective distribution network, our ability to distribute a film may be materially affected.

    The intense competition in the domestic and international film and home video distribution markets combined with the upfront costs associated with film and home video distribution present a risk that we may spend significant amounts to market a film or home video which never gets distributed because of a lack of commercial appeal or receives poor distribution due to any number of factors which are beyond our control such as:

     --   poor performance by a sub-distributor or co-distributor;
     --   poor audience response;
     --   economic conditions in local markets; and
     --   decreased demand for films from local wholesales and retailers.

The Success of The Music Division Depends on Many Factors Beyond our Control

   We produce musical recordings for various artists and then seek to promote and distribute such recordings. This division of our business has many of the same risks associated with our film and theatrical distribution divisions.

   Our ability to secure talented artists which can generate salable recordings is subject to many factors beyond our control, such as availability, timing and trends in music. As with any product in the entertainment industry, the ultimate financial success of the sale of the product depends on the public response to such product. For this reason the success of any given product is highly speculative and unpredictable.

   Costs can become significant if we seek to distribute the product in a wide range of markets. There are no assurances that our operating budget will be sufficient to finance new recording projects on an ongoing basis or to complete recording projects that are in process.

Our Ability to Acquire an Equity Ownership Interest in Stapleton Studios is Highly Uncertain

   We have not yet formed a subsidiary to develop the Stapleton Studios project. Although we have been engaged in preliminary negotiations with the City of New York for several years to acquire the development rights to the Stapleton Studios project, investors should not rely on these preliminary negotiations as a basis for an investment in our common stock. It is estimated that the City of New York will conclude its review of our proposal within the next six months and there is no certainty that we will be will be successful in negotiating a long-term lease for the property with the City of New York. Additionally, even if we are successful, we must still raise approximately $21 million to develop the Stapleton Studios project.

We May Not be Able to Successfully Manage Our Business or Achieve Profitability.

   We are managing a new business in the extremely unstable and competitive entertainment industry. We don't have a successful operating history upon which it can rely when attempting to acquire and develop new business opportunities. Our management team is new and has not yet fully implemented its management plan for our business. Additionally, we expect that our production costs, sales and marketing, product development and administrative expenses will increase in the future and, as a result, we will need to generate significant revenues to achieve and maintain profitability. If revenues grow slower than we anticipate, or operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations, and financial condition will be negatively impacted. To achieve and maintain profitability, we must, among other things:

     --   produce, promote and distribute films and music recordings;
     --   respond   quickly  and   effectively   to   competitive,   market  and
          technological developments, as well as trends in the entertainment industry;
     --   expand distribution, sales and marketing operations;
     --   broaden production capabilities;
     --   retain and attract highly qualified officers and employees;
     --   design, complete and update our website on an ongoing basis; and
     --   control expenses.

Potential Fluctuations in Our Quarterly Results Could Adversely Affect Our Stock Price.

    We expect that our quarterly operating results will fluctuate significantly due to many factors, including:

     --   demand for our productions;
     --   market acceptance of our films;
     --   market acceptance of our musical recordings;
     --   effectiveness of domestic and foreign distribution networks;
     --   competitive factors;
     --   production time and costs of production;
     --   technical difficulties with respect to the use of our website;
     --   management of our growth; and
     --   general economic conditions.

    Additionally, if our operating results in one or more quarters do not meet market expectations, the price of our common stock could be materially adversely affected.

We May be Unable to Meet Our Future Capital Requirements.

    Because our business is a capital intensive business, we may require additional funding sooner than anticipated. We cannot be certain that additional financing will be available on commercially reasonable terms, if at all. Based on our current operating plan, we anticipate that the net proceeds of this offering and cash provided by operations will allow us to meet our cash requirements for at least the 12 months following the date of this prospectus. If we raise additional capital through the sale of equity, including preferred stock or convertible debt securities, the percentage ownership of our then existing stockholders will be diluted.

Our Success Depends on The Efforts of, and Our Ability to Retain, Key Officers and Management Personnel.

    In addition to Marlowe R. Walker, our chief executive officer, we are dependent upon several key senior management personnel, namely Nick Grillo, president of our film division, Robert DiMilia, president of our theatrical distribution division and Don Welch, president of our music division. If we do not succeed in retaining or motivating our current management or in hiring additional qualified employees, it will be significantly more difficult to operate our business which will hurt our financial condition and operations. Our success is dependent upon our ability to retain our key management and to attract, assimilate and retain other highly qualified employees.

Our Management Will Have Substantial Discretion Over the Use of Proceeds of This Offering and May Not Apply Them Effectively.

    Our management will have significant flexibility in applying the net proceeds of this offering and may apply the proceeds in ways with which you do not agree. The failure of our management to apply these funds effectively could materially harm our business. The proposed allocation of the net proceeds of this offering represents our management's best estimate of the expected utilization of funds to finance our activities in accordance with our management's current objectives and market conditions.

You Will Incur Immediate And Substantial Dilution.

    You will experience an immediate and substantial dilution of $5.29 per share ($5.75 if the minimum is sold) in the net tangible book value per share of common stock from the initial public offering price, assuming an initial public offering price of $7.00 per share, representing the mid point of the filing range. You may also experience dilution if future stock options to purchase our shares, or if the warrants to be issued to the underwriters, are exercised or acquiring shares upon the exercise of outstanding options and warrants.

    As of May 31, 2000, our common stock had a net tangible book value of $.03 per share. After the offering, the net tangible book value per share will be $1.71 if the maximum number of shares are sold and $1.25 if the minimum number of shares are sold. This represents an immediate increase in net tangible book value per share to existing shareholders who acquired their shares prior to the offering. Conversely, shareholders who acquired their shares during the offering will suffer an immediate dilution of their net tangible book value per share in the amount of $5.75 if the minimum number of shares are sold and $5.29 if the maximum number of shares are sold. Accordingly, existing shareholders will benefit disproportionately when compared to shareholders who acquire their shares during the offering.

Unless a Public Market Develops for Our Securities, You May Not be Able to Sell Your Shares.

    Prior to this offering, there has been no public market for our common stock. Although we have applied to list our shares of common stock on the Nasdaq Small Cap Market, there can be no assurance that an active trading market will be developed or maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities and decrease the liquidity of our securities.

We do Not Plan to Pay Cash or Stock Dividends.

    We have never paid any cash dividends on our stock and we anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the operation of our business and do not intend to pay cash or stock dividends. We have incurred net losses and negative cash flows from operations since our inception. We anticipate that we will continue to experience losses during our fiscal year 2000. All of the funds we receive from this offering and our future operations will be necessary to offset these losses and to maintain and develop our existing business. Accordingly, there will be no available cash or stock for the payment of dividends.

A Substantial Number of Our Shares Are Eligible for Future Sale.

    The market price of our shares could drop as a result of sales of substantial amounts of our shares in the public market following this offering or the perception that such sales may occur. Upon completion of this offering, we will have outstanding _________ shares of common stock. Of these ________ shares of common stock, _________ shares will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of ours, as that term is defined under the rules and regulations of the Securities Act, which will be subject to the resale limitations of Rule 144 under the Securities Act. These factors could also make it more difficult for us to raise funds through future offerings of stock. For additional information see "Shares Eligible for Future Sale."

Our Stock Prices May Fluctuate, Which May Make it Difficult to Resell Your Shares at Attractive Prices.

    The market price of our common stock may be highly volatile. The market prices of securities of other production companies are highly volatile. Factors that could cause volatility in our stock price include:

     --   fluctuations in our quarterly operating results;
     -- changes in the market valuations of other production companies and stock market price and volume fluctuations generally;
     -- economic conditions specific to the production and entertainment industry; and
     --   additions or departures of our key personnel.

Our Executive Officers, Directors and Major Stockholders Will Control 60 % of Our Common Stock After This Offering: Management Interests May Differ and Conflict With Yours.

    After this offering, executive officers, directors and holders of 5% or more of the outstanding common stock will, in the aggregate, beneficially own approximately ___ % of our outstanding common stock (__% of the minimum number of shares are sold). These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in our control and may make some transactions more difficult or impossible to complete without the support of these stockholders.

It May Be Difficult For a Third Party to Acquire Our Company, and This Could Depress Our Stock Price.

    Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions:

     -- authorize the issuance of "blank check" preferred stock, which is preferred stock that can be created and issued by our board of directors without prior stockholder approval, with rights senior to those of common stock;

     -- provide for the staggered election of directors, so that no more than two directors could be replaced each year and it would take three successive annual meetings to replace all directors;
     --   prohibit stockholder action by written consent; and
     -- establish advance notice requirements for submitting nominations for election to our board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

You Should Not Rely on Forward-looking Statements in this Prospectus.

    This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts, but rather relate to future events or our future financial performance and are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless such update or revision would be necessary to avoid making such forward-looking statements misleading in light of the circumstances under which they were made.

We May Not Be Able To Protect Our Proprietary Rights and May Infringe On The Proprietary Rights Of Others.

    Our efforts to establish and protect our proprietary rights may be inadequate to prevent misappropriation or infringement of our proprietary property. If we are unable to safeguard our intellectual property rights, our business, operating results and financial condition could be materially harmed. We regard our scripts, rights to films, copyrights and other intangible and similar intellectual property as important to our success. We cannot represent that third parties will not bring claims of copyright or trademark infringement against us or claim that our use of scripts, compositions, films or treatments violates a copyright. Further, there could be claims that we have misappropriated their creative ideas or otherwise infringed on their proprietary rights in connection with the films, music recordings or website we have or will create. We are not aware of any claims. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using certain films, scripts or recordings, any of which could damage our business and financial condition.

                                 USE OF PROCEEDS

    The net proceeds from the sale of the minimum number of shares offered, after deducting underwriting discounts and commissions and other expenses of this offering (estimated to total approximately $425,000) will be approximately $6,775,000. The net proceeds from the sale of the maximum number of shares offered, after deducting underwriting discounts and commissions and other expenses of this offering if the maximum number of shares is sold will be approximately $10,375,000.

                                                 Minimum      Maximum       Minimum      Maximum
                                                   Net          Net        Percent of   Percent of
                                                 Proceeds     Proceeds        Total       Total
                                                 --------     --------     ----------   ----------
Production and Distribution
  of Recordings  . . . . . . . . . . . . .       $500,000    $1,000,000       7.38%       9.64%
Creation of Distribution Division. . . . .        500,000       500,000       7.38%       4.82%
Investment in Newly Formed Subsidiary
  to Develop Stapleton Studios Project . .      3,000,000     3,000,000      44.28%      28.92%
Expansion of Film Division . . . . . . . .      1,250,000     3,000,000      18.45%      28.92%
Working Capital and
  General Corporate Purposes . . . . . . .      1,525,000     2,875,000      22.51%      27.70%
Total. . . . . . . . . . . . . . . . . . .      6,775,000    10,375,000     100.00%     100.00%

     Production and distribution of recordings - We intend to produce and distribute two singles and three albums by new artists as well as artists that are currently signed to our Music Division.

     Creation of distribution division - We intend to acquire films for distribution through our Theatrical Distribution Division.

     Investment in newly formed subsidiary to develop the Stapleton Studios Project - We have been in negotiations with the City of New York for several years to enter into a long-term lease for the City's Homeport Property, a 36 acre property located in Staten Island, which we intend to use for a production facility with several sound stages. It is anticipated that the City of New York will conclude its review of our proposal within the next six months. If negotiations with New York City are unsuccessful, the proceeds allocated to the Stapleton project will be reallocated to our film division.

     Expansion of film division - We intend to expand our film division by acquiring additional film rights to scripts and to produce independent films.

     Working capital and general corporate purposes. Working capital may be used, among other things, to pay salaries and wages, professional fees, rent and other operating expenses.

     We anticipate that the net proceeds from this offering and cash provided by operations will be sufficient to fund our operations and cash requirements for at least the 12 months following the date of this prospectus. We cannot assure you, however, that such funds will not be expended earlier due to unanticipated changes in economic conditions or other circumstances that we cannot foresee. In the event our plans or assumptions change or prove to be inaccurate, we might seek additional financing sooner than currently anticipated.

     The proposed allocation of the net proceeds represents our management's best estimate of and the current intentions concerning the expected use of funds to finance our activities in accordance with our management's current objectives and market conditions. Our management and Board of Directors may allocate the funds in significantly different proportions, depending on their needs at the time. Pending application of the net proceeds in the manner mentioned above, we intend to invest the net proceeds in short- term, interest-bearing, investment-grade securities.

                        DIVIDEND POLICY

     We have never declared or paid any cash or stock dividends on our capital stock. We presently intend to reinvest earnings to fund the development and expansion of our business and, therefore, do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

                                 CAPITALIZATION

  The following table sets forth our capitalization as of May 31, 2000 and as adjusted to give effect to the sale of both the minimum number of shares (1,143,000) and the maximum number of shares (1,715,000) offered hereby. The following table should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus.

                                                                      May 31, 2000
                                                    -----------------------------------------------
                                                                    As Adjusted         As Adjusted
                                                    Actual            Minimum             Maximum
                                                    ------          -----------         -----------
Accrued expenses                                   $  73,312        $   73,312         $    73,312
Interest payable to stockholder                       21,009            21,009              21,009
Demand loan payable to stockholder                   131,590           131,590             131,590
                                                   ---------        ----------         -----------
                                                   $ 225,911        $  225,911         $   225,911
                                                   =========        ==========         ===========
Preferred stock-$.001 par value; 1,000,000 shares
  authorized; none issued and outstanding
Common stock-$.001 par value;  25,000,000  shares
  authorized;  4,560,400 shares issued and
  outstanding; 5,703,400 and 6,275,400 shares
  issued and outstanding, as adjusted                  4,560             5,703               6,275
Additional paid-in capital                           882,884         7,656,741          11,256,169
Deficit accumulated during development stage        (517,821)         (517,821)           (517,821)
                                                   ---------        ----------         -----------
    Total stockholders' equity                       369,623         7,144,623          10,744,623
                                                   ---------        ----------         -----------
    Total capitalization                           $ 369,623        $7,144,623         $10,744,623
                                                   =========        ==========         ===========

                                    DILUTION


     As of May 31, 2000, we had a positive net tangible book value (total tangible assets less total liabilities) of $134,446 or approximately $.03 per share of common stock. After giving effect to the completion of this offering, our proforma net tangible book value at May 31, 2000 would be $10,744,623, or approximately $1.71 per share if the maximum number of shares is sold and $7,144,623, or approximately $1.25 per share if the minimum number of shares is sold. This represents an immediate increase in net tangible book value of approximately $1.22 to existing stockholders if the minimum number of shares are sold and approximately $1.68 if the maximum number of shares are sold and an immediate dilution in net tangible book value of $5.75 per share to purchasers of shares in this offering if the minimum number of shares is sold and $5.29 per share if the maximum number of shares is sold. Dilution per share represents the difference between the amount per share of common stock paid by purchasers in this offering and the proforma net tangible book value per share of common stock immediately after completion of this offering.

     The following table illustrates the net tangible book value per share dilution if the minimum of 1,143,000 or the maximum of 1,715,000 shares are sold.

                                                                  Per Share
                                                                  ---------
                                                              Minimum    Maximum
                                                              -------    -------
Assumed public offering price                                  $7.00       $7.00

Net tangible book value at May 31, 2000                          .03         .03

Increase per share attributable to  new investors               1.22        1.68

Proforma net tangible book value per share after offering       1.25        1.71

Dilution per share to new investors                             5.75        5.29

                                PLAN OF OPERATION

     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements, the notes to the financial statements and the other financial information contained elsewhere in this prospectus.

Overview

     We are a development stage company that was incorporated in Delaware in December 1997 as Prelude Development, Inc. In July 1999, we changed our name to Big Dog Entertainment, Inc and in June, 2000 changed our name to Harbour Entertainment Inc. Since inception, we have generated only minimal revenues principally from the sale and distribution of records and tapes by Prelude
Music, our music division. Through December 31, 1999, we have invested approximately $250,000 in the acquisition and development of film rights and in the production of music recordings. We are hopeful that we will be able to acquire the development rights in a major real estate project located in Staten Island, New York that will include sound stages for movie, TV and record production and more than 50,000 square feet that can be utilized for office and commercial space, all situated directly on New York Harbor with a panoramic view of lower Manhattan. While we believe that all of the key ingredients are now in place to enable us to implement our strategy, we have yet to realize any significant revenues from operations.

     During the twelve months following the completion of our offering, we are optimistic that we can pursue our goals substantially in accordance with the plan of operation outlined below.

Plan of Operation

     We intend to allocate the proceeds of our offering with extreme care in order to provide sufficient capital to enable each division to realize its full potential.

Feature Films

     Specifically, we intend to utilize up to $3,000,000, if all 1,715,000 of our shares are sold, toward the acquisition of movie scripts and the production, or more likely, the co-production of one or more feature films. We will not commit in excess of $2,000,000 of our funds towards any one film property. There are many ways to participate in the movie business and realize a favorable return without major financial risk. We intend to maximize our participation while minimizing our financial exposure by seeking to joint venture, co-produce or seek others to fund the bulk of the costs involved in script acquisition, film production and distribution. We currently have the rights to four movie projects which we intend to develop. We also have the exclusive rights to a body of works created by Warren Murphy, an award winning mystery writer. Our governing principal in the feature film division, will be to limit our financial commitment to any one project. Within that framework, however, we will attempt to be involved in several quality situations.

Agreement with Warren Murphy

     On February 4, 1999, through our feature film division, we entered into a Body of Work Agreement with Warren Murphy, an award-winning author. The agreement provides us with an option and right of first refusal to purchase one or more of his novels, short stories, screenplays and proposals set forth as an exhibit to the agreement for the purpose of the production of a full length motion picture or television series based on one of his works. The agreement has a three year term commencing February 4, 1999. Any work which is chosen for purchase and production by us must initially have Murphy as the sole writer for its screenplay. The agreement also requires Murphy to provide us with an outline and film treatment of any work we choose to purchase within sixty days of our request to produce one of his works. Our right of first refusal on the works provides that if a work is produced by any entity other than us, we must be compensated and credited as executive producer. As compensation for entering into the agreement, Murphy received (i) a one-time payment of $6,000; (ii) an agreement to pay him an agreed upon amount for the outright purchase of any of the optioned works; and (iii) an agreement to pay him five percent of the gross profits earned by us on each of the optioned works.

     To date, we have optioned one of the works, entitled "Swashbuckler." In connection with optioning this Work, we have entered into an option purchase agreement, dated February 18, 1999 and a writer employment agreement, dated January 28, 1999, each with Murphy. Pursuant to these agreements, we have an option to produce Murphy's screen play entitled "Swashbuckler," for which Murphy will serve as the screenplay writer. Murphy has been paid $5,000 as an initial payment to be applied against the $150,000 purchase price for the rights to this screenplay payable if the screenplay is sold. The purchase price for the rights to this screenplay is payable in three installments of $15,000 prior to the commencement of the production of this work (which has been paid), at which time Murphy will be paid the $105,000 balance of the purchase price. Murphy is also entitled to 5% of the gross profits earned by us in connection with the production of Swashbuckler, as well as additional payments and royalties in the event the work becomes the basis for a television motion picture or mini-series or a theatrical sequel or remake. Total cost to date relating to the agreements with Warren Murphy are approximately $62,000, which we have capitalized as film costs.

Music Division

     We intend to allocate $1,000,000 from the proceeds of our public offering toward the production, promotion and distribution of music recordings.

Theatrical Distribution Division

     We intend to use approximately $500,000 of the proceeds from our offering to fund this division. Initially, we will undertake the distribution of two low budget, independent films that we believe are of high quality and of interest to a specific market segment. We will seek a financial arrangement where we will receive a healthy portion (up to 50%) of the gross revenue of the film, for our services. Our responsibility in this type of arrangement will be to place the film in from 100 to 150 locations. Our obligation for prints, advertising and promotional costs will be limited by the very nature of the film and its distribution and these costs will be apportioned between us and the producers.

     There are other types of distribution arrangements that are more high profile but also involve greater financial exposure. We intend to grow slowly in this area with particular concern to limiting any substantial outlays for prints and ads. Should the appropriate situation arise, we may also consider the distribution or joint distribution of one of our own films.

The Stapleton Project

     Through the efforts, connections and extensive preliminary work of one of our directors, we may have an opportunity to acquire the development rights to a proposed entertainment and real estate project located in Staten Island, NY. We intend to allocate approximately $3 million of the proceeds from this offering, to fund a new majority owned subsidiary. We have been negotiating for several years with the City of New York to secure either a long term lease or similar rights that would enable us to develop approximately 36 acres in the Stapleton area of Staten Island. This parcel is located directly on New York Bay opposite downtown Manhattan, and commands magnificent views of the Wall Street area and New York Harbor. The Stapleton site contains several large buildings as well as undeveloped land and a pier extending into the bay. Our plan is to develop this area into a mega entertainment center containing extensive film and TV production facilities, a recording studio and a host of related facilities such as food courts, restaurants, health club, corporate offices, a multiplex theatre, a hotel, a marina and public access to the pier and harbor.

     Our plans are contingent on the negotiation of a favourable lease arrangement with the City of New York. The City of New York is currently considering our proposal and we believe that the City of New York will conclude its review within the next six months. Consistent with our policy of caution and minimizing our financial risk, we will commit no funds on speculation.

     In the event that we are unsuccessful in negotiations with the City of New York, we will continue to seek other suitable locations at which to develop a production facility. Our failure to develop the Stapleton Studios project will not alter our existing business plan. We will continue to seek out suitable film treatments and musical talent for production of feature films and musical recordings.

Results of Operations

     From our inception, we have realized only minimal revenues, $20,750, all of which was derived from record sales. We have sustained losses from inception to May 31, 2000 of ($517,821).

     Operating expenses through May 31, 2000 consist of approximately $149,000 of costs of producing record masters and related inventory, non-cash compensation expense of $125,000 for the value of common stock issued to an individual for services rendered and other operating expenses of approximately $243,000 including $39,000 for rent, $24,000 for telephone, $79,000 for travel and promotion, $24,000 for professional fees and $51,000 for office expenses.

     At May 31, 2000, we had a cumulative available federal net operating loss carryforwards to reduce future taxable income of approximately ($373,000). This net operating loss carryforwards expires in 2018, 2019 and 2020. There can be no assurance that we will realize the benefit of the net operating loss carryforwards. We have established a valuation allowance with respect to these federal and state net operating loss carryforwards.

     Future results of operations will be largely dependent upon the total amount of proceeds we realize from our offering and the level of success that we achieve in our operating divisions.

Liquidity and Capital Resources

     We have derived substantially all of our funding from the sale of our common stock and loans from our officers and stockholders. Through May 31, 2000, we sold our common stock at $1.25 and at $2.50 per share to suitable investors and have realized a total of $762,000 to date. Loans totalling $131,590 were made to us which bear interest at 8% per annum.

     As of May 31, 2000, we had an accumulated deficit during our development stage (inception - May 31, 2000) of ($517,821).

     Our independent auditor's report on our financial statements contain explanatory language that substantial doubt exists about our ability to continue as a going concern. The report specifies that we have experienced net losses and negative cash flows from operating activities and anticipates that such conditions will continue in fiscal year 2000. Our continued existence is dependent on our ability to obtain additional equity and/or debt financing.

                                    BUSINESS

Overview

     We are a development stage entertainment company engaged in film and music production and distribution.

     By operating through three distinct divisions, we have developed a diverse, strategic approach to become competitive in the entertainment industry. Our current divisions are:

     --   feature film division
     --   theatrical distribution division
     --   music division

   Our feature film division intends to produce films independently as well as through joint ventures with other production entities. The music division seeks out talented artists and then produces and distributes recordings for these artists. The theatrical distribution division intends to be engaged in the foreign and domestic distribution of films into traditional theater settings as well as non-theatrical exhibition, such as hotels, airlines and ships. We do not have any subsidiaries and we do not own any significant or controlling equity interests in any other business entities.

Our Strategy

   We propose to simultaneously develop our various divisions in accordance with our available financial resources, the business opportunities presented to us and the prevailing trends in the entertainment industry. By diversifying our areas of concentration within the entertainment industry, we feel that we will have maximized our chances for profitable operations. Additionally, we believe that we will be able to combine the efforts and resources of one or more of our divisions for the successful completion, distribution and advertising of any one of our productions. Some specific strategies which we plan to implement are:

     --   The continuous production of recordings;
     --   The production of films;
     -- The distribution of films in foreign and domestic markets through various independent and joint venture distribution efforts;
     -- The proposed development of Stapleton Studios and Recreation Center in Staten Island, New York through a new majority owned corporate subsidiary to be formed;
     -- The retention of additional highly qualified and experienced executives to operate our various divisions;

Feature Film Division

The Film Industry

   Historically, the largest companies, or the so-called Hollywood majors, have dominated the feature film industry by producing and distributing a majority of those feature films which generate significant theatrical box office receipts in the United States. Although independents - smaller film production and distribution companies - have played a significant role in the production and distribution of feature films, much of the financing, production, marketing and distribution of feature films remains in the control of the majors, and a number of large production and distribution companies that have substantial financial resources from other activities.

   The majors include MCA Universal Pictures, Warner Bros. Pictures, Twentieth Century Fox Film Corporation, Paramount Pictures Corporation, Sony Pictures Entertainment, the Walt Disney Company and certain other companies considered to be majors because of their substantial financial resources and production activities. Generally, the majors own their own production studios, sound stages and post- production facilities, have a United States or worldwide distribution organization, release films with production costs generally ranging from $15 million to $40 million or more, provide a continual source of films to theaters in the United States and internationally and expend sums frequently in excess of $10 million for advertising, promotion and other marketing costs in connection with the distribution of each film.

   In addition, some of the majors own companies which are described as independent, but are not because of their access to the resources of one of the majors. These companies include, among others, Miramax Films (owned by the Walt Disney Company), Sony Classics (owned by Sony Pictures) and New Line Cinema (owned by Turner Broadcasting System, Inc.)

   The independent production companies typically do not own production studios and have insubstantial financial, personnel and other resources in comparison to the majors and the companies owned by or otherwise affiliated with one of the majors. The independent production companies are typically involved with lower-budget films and are highly dependent on and continually involved in developing sources of financing for their film production activities.

   The production of a feature film involves four basic phases: development, pre-production, principal photography and post-production. During development, a writer may be engaged to write an original screenplay or a screenplay based on a literary work, or film production rights to an existing screenplay may be acquired. Certain creative personnel may be hired or contacted to determine their availability. In pre- production, a budget is prepared, certain personnel, including a director, actors, and various technical personnel are hired, shooting schedules and locations are planned and other steps necessary to prepare the film for principal photography are completed. Principal photography, the actual filming or "shooting" of the film generally continues for a period of not more than three months. In post-production, the film is edited and synchronized with music, sound effects and dialogue and, in certain cases, special effects are added. The final edited synchronized film negative is used to manufacture release prints suitable for theatrical exhibition. Certain aspects of post-production may be computer assisted and may be reproduced digitally and on videotape.

   The majors generally have sufficient cash flow from their film distribution and related activities, or, in some cases, from unrelated businesses (e.g., theme parks, publishing, electronics, licensing and merchandising) to provide for production costs, and frequently own and maintain on a full-time basis technical production staff and office, camera, sound, lighting and other equipment, studios, sets, props, wardrobe and other physical facilities. The majors often enter into long-term contracts with writers, producers and other creative personnel for the development of numerous projects.

   Independent production companies generally hire creative and other production personnel, retain the other elements required for pre-production, principal photography and post-production activities and arrange for production financing on a project-by-project basis. Independents generally must complete the production financing of a feature film prior to commencement of principal photography while attempting to maintain and provide for the scheduled commitments of the director and principal performers whose involvement are frequently conditions of obtaining production financing.

   Both majors and independent production and distribution companies generally incur various third- party participation obligations in connection with the distribution and production of a feature film. These participations are contractual rights of actors, directors, screenwriters, investors and others entitling them to share in revenues or profits from a particular film. Except for the most sought-after talent, participations are generally payable from film revenues only after all fees and costs of distribution, marketing, production and financing are recouped.

Business Strategy for the Feature Film Division

   The central business strategy for the feature film division is to secure the film rights to books or scripts which lend themselves to action or adventure films. The public acceptance and approval for these types of films is unquestionable, as can be seen from the tremendous box office success which many of these types of films generate.

   Currently, we believe that there is a trend in the film industry for larger studios to utilize smaller productions companies for creative input and script development, while the larger studios dedicate their expansive resources to talent acquisition, facilities, financing, marketing and distribution. This joint venture strategy allows for the overall production to attain major motion picture status while paying close attention to the script selection and creative process.

   The films which we intend to produce are smaller, low-budget films, which typically cost approximately $2 million to produce. Generally, the directors, actors, creative personnel and all other production personnel working for union or scale wages receive a participation interest in the net profits on the film. This method of production simultaneously minimizes expenses and fosters greater creativity from the participants, as all those who are connected to the project have a vested interest in the outcome.

   Another often-used production method is for us to work together with a film financing company or companies that would provide substantially all of the funding requirements. We would retain artistic control over the production, receive a reduced up front production fee and share in a larger than normal backend participation. However, we would not become entitled to any back-end fees unless and until the funding sources have recouped all of their negative costs. This production method virtually eliminates our financial risk and could afford a handsome backend if the production is successful. The "Puppet Man," a full length feature film with a budget of 6.8 million dollars will be co-produced by Harbour and Spider-Vision, Inc. in this fashion.

   In addition to "The Puppet Man" we are working on two other feature films, "One of Us" which we are co-producing with Rehme Productions and which we intend to commence filming later this year, and "Going Postal," for which we are currently securing financing and which also is intended to commence filming later this year.

   We also intend to seek out other production companies which are interested in acquiring an idea, novel or script which is currently owned by us or to which we have the rights. In this case, we would receive an up-front payment for the sale of the script as well as a percentage of the profits of the film. This is a very attractive business alternative for us in light of our recent acquisition of the exclusive rights to a body of work created by Warren Murphy, an award winning author who has won many awards, including the Best Book award from the Mystery Writers of America. His movie scripts and credits include "The Eiger Sanction" and the "Lethal Weapon" movies. We have acquired the exclusive rights to 33 of his novels, nine short stories and 3 existing scripts through mid-2002, including the Trace, series of comic mysteries, Jericho Day, the international bestseller, "Grandmaster", the "Digger" series of mysteries and the award winning "The Ceiling of Hell." We intend to sell the rights to produce several of these works to other production companies in return for a fee as well as a participation in profits generated by the film.

   We currently have 4 films in development. In addition to our rights to Warren Murphy's substantial body of work, we either own outright or have the rights to 12 scripts. In all of our film production efforts, we intend to

     -- Allocate a set amount of financial resources and adhere strictly to this investment so as to avoid the problems that so often arise in this industry from going "over-budget;"
     --   Carefully evaluate the quality of the script;
     -- Evaluate the domestic and foreign distribution potential for the finished production;
     --   Minimize and carefully monitor production costs; and
     -- Attempt to share or pass along as much of the risk as possible in the event that the film does not meet box office projections.

     Nick Grillo will serve as the President of our feature film division. Mr. Grillo has worked in film production, financing, distribution and direction for more than thirty years. Mr. Grillo's expertise in the film industry will help to ensure that our feature film division continues to grow and achieve its business goals.

Theatrical Distribution Division

   The financial success of a film is greatly dependent on the distribution mechanism which is in place for that film. By establishing our own theatrical distribution division, we intend to generate profits while simultaneously providing a distribution network for our own film productions.

   The primary focus of the Theatrical Distribution Division is to place films in foreign and domestic theaters as well as in non-theatrical settings, such as hotels, airlines, ships, military bases and hospitals. The theatrical distribution division also seeks to place films into home video production and distribution, pay-per- view screenings, cable and network television broadcasts, satellite broadcasts as well as on the Internet. Additionally, other revenues from licensing, sales, laser discs and merchandising are also part of our theatrical distribution division. Our theatrical distribution division also oversees and collects distribution revenues.

   Theatrical Distribution - Theatrical distribution results in the exhibition of feature films to the general public in movie theaters for a fee. The essential components of theatrical distribution are

     -- Manufacturing prints of the film for mass distribution;
     -- Licensing the film to the exhibitors; and -- Promoting the film through advertisements and publicity.

   The financial success of "box office gross" for a film is directly related to the success of the promotional efforts for the film. The competition to distribute movies during the summer is intense as this is the peak exhibition season. Our ability to exhibit films in popular theaters during the peak exhibition season will significantly effect the revenues for the theatrical distribution division and will also effect our ability to distribute a film in an international market.

     Home Video - This aspect of our distribution business involves the sale of films recorded on video cassettes and video discs to local and national video retailers as well as specialty stores, convenience stores and record stores. These entities then rent or sell the videos to consumers for private viewing. Home video generally closely follows theatrical distribution so that the video sales will benefit from the advertising and promotion for the film. We will attempt to secure distribution arrangements with wholesale distribution companies which will deal directly with the stores which sell to the general public. We may also use catalogues, direct mail and telemarketing to stimulate interest in our videos from the viewing public and various retail concerns.

     Pay-Per-View. Pay-per view television allows cable television subscribers to purchase feature films, sporting events and music concerts, on a "per use" basis. The fees paid by viewers are typically shared among the program distributor, the pay-per-view operator and the cable operator.

     Cable Televison. The cable television industry has channels such as HBO/Cinemax, Showtime/The Movie Channel which sell movies to cable system operators for a monthly license fee based on the number of viewers receiving the service. These services are in turn offered by cable system operators to viewers for a monthly subscription fee. The pay television networks generally acquire their film programming by purchasing the distribution rights from feature film distributors. Distributors also license feature films for "basic" cable service which includes certain programming as part of the basic fee to the viewer.

     Broadcast Television. Broadcast television or "free television", involves showing films through national networks ABC, CBS, and Fox or independent televison stations. Syndication is the process of distributing films and other programming directly to independent television stations as opposed to the large networks. Distributors of feature films generally make films available for licensing through syndication after the completion of all possible licenses for cable television.

     Non-Theatrical Markets. The right to exhibit films may also be licensed to hotels, airlines, ships-at- sea, military installations, schools, libraries and other film users generally referred to as part of the "non- theatrical" market. Many independent film distribution companies sublicense the right to distribute films to the "non-theatrical" market to a company in the "non-theatrical" distribution business which in turn distributes the films to the potential users.

     International Markets. International distribution rights for feature films may be licensed to a single distributor, or may be licensed on a country-by-country basis. In the latter instance, the film is typically licensed to a subdistributor or sublicensee for a limited period of years for a negotiated percentage of the revenues received by such subdistributor or sublicensee or may also be on a "flat" license fee basis in which case the subdistributor in the foreign country has no responsibility to account with respect to the revenues of the film. Generally, foreign subdistributors or sublicensees acquire rights in their country for theatrical, home video and pay and free television use.

     Robert DiMilia will serve as president of the theatrical distribution division. Mr. DiMilia has worked in the motion picture and film distribution business for over thirty years.

Film distribution typically involves

     -- securing agreements to distribute a film in theatrical or non-theatrical settings;
     -- the distribution of prints or copies of the film to the various exhibitors; and
     -- collection of our share of the box office receipts from the exhibitor when our method of payment is a percentage of box office receipts.

We will be operating through three basic methods of distribution:

     -- We work on a fee-basis as a producer's representative and in this role secure a contract with a major film company which has a vast distribution network in place which will be utilized to distribute the film we are representing. This method requires a substantial capital outlay by us for advertising and promotional expense, but also generates revenues most quickly due to the extensive number of locations in which the film is shown;

     -- We work on a fee-basis as a producer's representative and secure contracts with various local or regional distributors and sub-distributors, in which case the film opens in one or two selected regions around the country and gradually moves into other areas. This method results in a lower expenditure of advertising and promotional expense by us but also necessitates a longer period of time before the film generates meaningful cash flow;

     -- We undertake distribution ourselves and place a film in 100 to 150 selected theaters in return for approximately 35% to 50% of the gross film revenue. This method is most often used for small "art" films. This method is our most profitable if the film is successful because of our profit sharing arrangement and also because we spend very little in the way of advertising and promotional costs.

     Our promotional and marketing efforts with respect to films which we distribute include print, radio and television advertisements as well as interviews on local radio and television stations for producers, directors or actors who are involved in the film. We will carefully analyze and budget all amounts spent by us for marketing and promotion in an effort to make sure that these costs will be recouped by us or are otherwise included in our fee.

     We intend to expand our distribution operations to include additional films from outside production companies as well as in-house films produced by our feature film division.

Music Division

     Prelude Music is a record label which seeks to produce, release and promote R&B, Hip-Hop, Rock, Latin, Blues, Jazz, Latin and Dance music. Using only minimal financial resources, Prelude, in the last two years has:

     -- Released, on a limited basis in the New York metropolitan area only, the single "Love is all Around" by Brenda Durmann , a Canadian singer, which reached #20 on the Billboard Dance Chart and has radio play in United States, United Kingdom, Japan, Germany and Canada; Released , on a limited basis in the New York metropolitan area only, the single "Love is the Answer" featuring Pierre Salandy and Barbara Tucker, both gold record artists. In January, 1998 Prelude Music entered into a 5 year management agreement with Ms. Durmann pursuant to which Prelude acts exclusively as Durmann's personal manager in all areas of the entertainment industry. In return for Preludes services, Durmann is required to pay Prelude 50% of her gross earnings as an entertainer during the term of this agreement. She is also required to pay Prelude 50% of her gross earnings during the two year period subsequent to the termination of this agreement which earnings arise out of agreements entered into, or music or other artistic material created during, the initial term. Durmann has also appointed Prelude as her attorney in fact to sign agreements and conduct business as well to collect all monies paid to her. The agreement with Prelude and Durmann shall automatically be extended for the duration of any recording contract entered into by Durmann during the term of this agreement. Durmann shall have the right to terminate this agreement in the event that Prelude is unable to secure a recording contract for her within nine months of the delivery to Prelude of a recording demo by Durmann.


     -- Signed two rap artists, Pudgey and Pretty Black, to recording contracts. Prelude's recording contract with George Graham (a/k/a "Pretty Black") provides that Graham is required to create and deliver to Prelude master recordings for production and distribution by
          Prelude.  The term  shall  continue  until the later of (i) 12 months;
          (ii) 18 months after the delivery of the last recording required to be delivered by Graham under this agreement; or (iii) upon the signing of a distribution agreement by Prelude for the distribution of all records made by Graham for Prelude, in which case the term of this agreement shall be co-terminus with the term of the distribution agreement. Graham has given Prelude the option to extend this agreement for 5 successive contract periods. Graham is required to deliver one master recording of a song during the initial contract period and a full length master recording during each optional contract period. Prelude will pay Graham 9% and 12%, respectively, of all royalties it receives in connection with the sales of singles and albums. Prelude must account to Graham for all royalty payments it receives. Upon completion and delivery to Prelude, the master recordings shall be the sole property of Prelude. Prelude and Graham will share equally all revenue and royalties derived from the use of artwork on any of Graham's recordings as well as miscellaneous merchandise income resulting from Graham's recordings and performances. Prelude is entitled to receive a 50% interest in all publishing income for such recordings.


     -- Entered into an agreement with the A&R Entertainment, Inc. ("A&R") for a live recording of various performances at the Uptown Comedy Club, located in New York City. The agreement with A&R provides that Prelude will receive one master recording and has options to receive four additional recordings. Pursuant to this agreement, all creative decisions concerning the recorded music will be made jointly. Prelude shall collect all royalties payable in connection with these recordings and shall pay A&R 18% to 18 1/2% of royalties collected, the exact percentage to be determined by the number of units sold. Sales outside of the United States are subject to a different royalty payment scale. Prelude and A&R will share publishing royalties. Prelude will retain all of the publishing administration income.


     -- Signed the Latino singing group "PokoLoco" to a recording contract which will yield a full- length release under the Prelude Latina label in the upcoming year. The recording contract with PokoLoco ("Poko") requires Poko to create and deliver to Prelude master recordings for production and distribution by Prelude. The term shall continue until the later of (i) 12 months; (ii) 18 months after the delivery of the last recording required to be delivered by Poko under this agreement; or (iii) upon the signing of a distribution agreement by Prelude for the distribution of all records made by Poko for Prelude, in which case the term of this agreement shall be co-terminus with the term of the distribution agreement. Poko has given Prelude the option to extend this agreement for 4 successive contract periods. Poko is required to deliver one full length master recording during the initial contract period and a full length master recording during each optional contract period. Prelude is required to pay 12% of all royalties received in connection with the sales of albums. Prelude must account to Poko for all royalty payments it receives. Upon completion and delivery to Prelude, the master recordings shall be the sole property of Prelude. Prelude and Poko will share equally all revenue and royalties derived from the use of artwork on any of Poko's recordings as well as miscellaneous merchandise income resulting from Poko's recordings and performances. Prelude is entitled to receive a 50% interest in all publishing income for such recordings.


     -- Entered into a comprehensive distribution agreement with Sumthing Distribution, a division of NRP, Inc. which designates Sumthing Distribution as the exclusive U.S. distributor for Prelude's record releases for a two year term. Sumthing has the option to extend the term for an additional year provided that it has completed at least
          $400,000.00 in record sales. As compensation for its services, Sumthing is entitled to retain 23% of the net sales proceeds received in connection with the sale of Prelude's records as well as a handling charge equal to $.20 per record. Sumthing is also authorized to withhold 30% of gross sales proceeds from Prelude as a reserve for returned product. Sumthing is required to account to Prelude on a monthly basis. In addition to selling Prelude's records, Sumthing also invoices and collects from customers, administers advertising, and accepts and stores records from Prelude. Prelude determines retail list price for its records and Sumthing determines the selling price of the records to its customers.


     The development of Prelude to date is due in great part to the leadership of Don Welch, its President. Mr. Welch has extensive experience in the music industry as a reporter for Billboard magazine, a disc jockey, as well as an extensive career in record promotions which has earned him several gold records. To date, the Music Division has generated $20,100 in revenue, all of which is from limited distribution of two singles by Brenda Durmann and Underground Network.

The Internet

     We are in the process of creating a website which will feature a wide variety of relevant and topical information including

     --   Local and regional movie listings
     --   Concert information and schedules
     --   Various entertainment listings for other events
     --   Entertainment related news items and gossip
     --   Trailers for local plays and movies
     --   Release dates for new films and recordings
     --   Advertising; and
     --   Merchandise Sales

     We have entered into an agreement with Networq.Com. Under this agreement, Networq will establish our Internet site and design the various pages that comprise the site. Networq will also provide hosting services to us, which will enable Internet users to access our website.

     Presence on the internet is important for any entertainment company. In addition to using the website as a non-commerce, business to business informational tool, we will also advertise our film and record releases as well as the film and record releases for other smaller production companies.

Stapleton Studios and Recreational Center

     There has been a resurgence of business from the film and television industry in New York City. Factors attributable to this response include, a favorable union environment, sufficient capable technical and creative personnel, a stable environment (no earthquakes), a picturesque city and urban-scapes and more. A renewed popularity in feature film and television production in the New York area have led to a need for additional stage and studio space in the New York area.

     Stapleton Studios and Recreational Center is a 36 acre property located in the Stapleton section of Staten Island, a borough located directly across the New York Bay from downtown Manhattan. The site can be reached by a ten minute ferry ride from downtown Manhattan. This site, originally developed by the U.S. Navy at a cost of over $800 million, commands majestic views of Manhattan, the Statue of Liberty, and the Verrazano Bridge. The property contains seven buildings ranging in size to up to 234,000 square feet, as well as several acres of undeveloped land and a pier which extends into the New York Bay.

Proposed Plan for Development

     Mr. DiMilia, the President of our Theatrical Distribution Division, is currently in the process of attempting to secure a ground lease from the City of New York or a similar document whereby the land and buildings on the site are designated for the construction and operation of Stapleton Studios and Recreational Center. The City has reacted favorably to Mr. DiMilia's proposal and negotiations are ongoing. The estimated cost for the re-development of Stapleton Studios is $21 million. It is estimated that the City of New York will conclude its review of our proposal within the next six months.

Competition

     The film and music segments of the entertainment business are highly competitive, speculative and unpredictable. We face competition from major film and record companies as well as smaller, independent distribution and production companies and record labels. Many of these companies have far greater marketing, technical, distribution and financial resources than we do, as well as proven operating histories and long-standing relationships in the film and music industry. Some of the smaller companies which compete with us are owned by larger companies and therefore have access to a greater field of resources.

     The process of producing and distributing films and musical recordings is costly and may be adversely effected by our limited financial and personnel resources and limited industry standing. Additionally, we will be competing with the producers of films and music who are able to attract well-known performers and attain higher production value because of larger budgets which are available to them.

Regulation

     Our rights to feature films and musical recordings are granted legal protection under the copyright laws of the United States and most foreign countries, which provide substantial civil and criminal sanctions for unauthorized duplication and exhibition of feature films and musical recordings. We plan to take appropriate measures ourself or through licenses to secure and maintain copyright protection for all films and musical recordings under the laws of all applicable jurisdictions.

     The Code and Rating  Administration  of the Motion  Picture  Association of
America, an industry trade association, assigns ratings for age-group suitability for viewing of feature films. The Federal Communications Commission may require that certain musical recordings contain an advisory that such recording contains offensive language.

     In addition, United States television stations and networks as well as foreign governments impose additional restrictions on the content of feature films which may restrict in whole or in part exhibition on television or in a particular territory. These restrictions on the content of our films and musical recordings may limit our ability to distribute our films and musical recordings.

Insurance

     We believe that our insurance coverage for our business is generally in accordance with industry standards and is adequate in light of our business and the risks to which we are subject. We intend to obtain directors and officers liability insurance prior to or upon completion of this offering.

Employees

     As of May 31, 2000, we had two full-time employees. Upon completion of this offering, we intend to have approximately 16 employees on a full time basis. Our future success will depend in part, upon our ability to attract, retain and motivate qualified personnel. We are a non-union facility. None of our employees are covered by a collective bargaining agreement and our management considers relations with our employees to be good. We regularly enter into subcontracts with free-lance personnel as production technicians from union guilds. When using freelance personnel, it is our practice to use payroll services which are recognized as the employer of record.

Facilities

     Our principal executive offices are located in Ronkonkoma, New York, where we lease approximately 500 square feet of space, on a month-to-month basis, at a current monthly rental of $550. We also lease 144 square feet of space for our music division, in New York, New York at a current monthly rental of $901. This is a month-to-month tenancy.

Legal Proceedings

     We are not involved in any pending, or to our knowledge, threatened legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of business.

                                   MANAGEMENT

Directors And Executive Officers

Name                     Age       Position
----                     ---       --------
Marlowe R. Walker        63        President, Chief Executive Officer,
                                   Secretary, Treasurer, Director
Robert S. Rosen          55        Chief Financial Officer
Robert E. DiMilia        52        Director
Thomas B. Foley          51        Director
David G. Tricamo         34        Director
Christopher Grega        41        Director

     Marlowe R. Walker has been our Chief Operating Officer, Treasurer and a Director since inception. Mr. Walker began his business career with Republic Aviation as an electronic systems analyst and supervisor. Thereafter, he spent 29 years with Grumman Aerospace Corporation where among other projects, Mr. Walker, as both an engineer and a manager, worked on the Apollo Lunar Module and the F-14 Tom Cat ("Top Gun" Aircraft) programs. At Grumman, he was responsible for fund management in excess of $50 million.

     Robert S. Rosen has been our Chief Financial Officer since July 1999. He has more than 25 years of experience in both law and accounting. He is a licensed CPA and attorney in the State of New York. His experience includes tax planning, purchase and sale of business, purchase and sale of real estate, tax shelters and financial and estate planning. He has a BS. from NYU in accounting, and MBA from NYU in accounting and taxation and a JD from Brooklyn Law School. His work experience includes working for S. D. Leidesdorf and Company and Seidman & Seidman. Currently he maintains law and accounting practices in Westchester, New York.

     Robert E. DiMilia, has been a consultant to us since January, 1998 and a director since January 2000. In January, 2000, Mr. DiMilia was also appointed President of our theatrical distribution division. Mr. DiMilia has been involved in all aspects of the motion picture industry for more than thirty years. Since February 1982, Mr. DiMilia has served as Vice President for Producer's Marketing Group, Ltd whose clients include the British Broadcasting Company, ABC, CBS, Eastman Kodak. Mizlou Sports Network, Casablanca Film Works and a host of independent feature films and film. From June 1991 to November 1998, Mr. DiMilia was Vice President for Sales and Marketing for Films Around the World and fostered the distribution of feature films for such premiere film directors as Martin Scorcese, Sam Raimi, John Sayles, Maggie Greenwald and others. Among the films Mr. DiMilia acquired for Harbour were several Sundance Film Festival winners including Chameleon Street, The Bronx War, and The Kiss-Off.

     Thomas B. Foley, 51, has been a director of us since 1998. He is a professional executive with a background and extensive expertise in the areas of international security matters. He is a graduate of the New York State Military Academy and has served as an Officer in the U.S. Marine Corps, where he has held both active and reserve duties within the US and abroad as a Company and Field Grade Officer. He retired in 1998, attaining the rank of Major. Currently, he is employed by the Department of Defense in the Human Resources Division and is responsible for the interviewing and hiring of key government employees for sensitive positions throughout the world. Mr. Foley is a 1972 graduate of the John Jay College of Criminal Justice. He holds an Associate of Arts Degree and a Bachelor of Science Degree in Criminal Justice. Prior to his employment with the Department of Defense, Mr. Foley served with the New York City Police Department in various capacities including an investigator in the Organized Crime Bureau.

     David G. Tricamo, 34 has been a director of us since 1998. He is currently a detective in the Suffolk County NY Police Department, where he has been employed for the past 12 years. In addition, Mr. Tricamo is an Adjunct Professor at New York Institute of Technology where he teaches Forensics and Criminal Technology. He also founded a successful martial arts school in 1992 which in 1995, he sold to his partner. Mr. Tricamo holds a Bachelor of Arts Degree in Psychology from Stony Brook University and a Masters in Criminal Justice, with a concentration in Public Administration from Long Island University - Summa Cum Laude. Mr. Tricamo has received several awards and distinctions including "Cop of the Year" and "Top Police Recruit."

     Christopher Grega, 41, has been the Secretary and a director of us since its inception. Mr. Grega has more than 16 years of experience in financial management and analysis, accounting, program development and business planning. He holds a Bachelor of Science degree in accounting and business administration from Bloomsbury University. Mr. Grega will devote only a small portion of his time to our affairs.

Key Employees

In addition to our directors and executive officers, we will employ the following key employees.

     Don Welch has been the president of our music division since March 1998. As President of our music division, he has succeeded, with minimal funds, to attract quality artists and begin to position us as an up and coming label. Mr. Welch was a reporter for "Billboard" magazine for seven years where he worked closely with many of the major and independent record companies and reviewed music for new additions to the Billboard dance chart. Mr Welch was also a top disc jockey in New York. He was also instrumental in the conception, building and designing of "Elite", which for 12 years was one of New York City's most successful nightclubs.

     Mr. Welch founded the "Underground Network", an international dance music promotion company that hosted a weekly music event where representatives from major and most independent record companies came to showcase their new artists. Mr. Welch operated the "Underground Network" for more than 5 years and was responsible for a staff of 25 people. He has worked closely with many of the top record and radio promoters. Mr. Welch attended the institute of Audio Research in New York City. Mr. Welch has received gold and platinum awards for record promotion for Michael Jackson - Epic Records, Janet Jackson - A&M Records, C&C Music Factory, Columbia Records, De La Soul, Tommy Boy Records, Crystal Waters, Mercury/Polygram Records, EPMD, Sleeping Bag Records, Lisa Stansfield, Arista Records and Snap, Arista Records.

     Nick  Grillo  has  more  than  30  years  experience  in the  entertainment industry. Mr. Grillo will serve as President of our film division upon completion of this offering. He is presently a senior executive at the newly formed Rehme Productions, with responsibility for all production and development.

     In September, 1997, Mr. Grillo held the position of Executive Vice President of Neufeld/Rehme Productions and served as a development executive involved with such top action successes as "Patriot Games" and "Clear and Present Danger". In 1993, he served as Neufeld/Rehme's ("NR") production executive on "Lightning Force", a 22 episode series for Viacom. In addition to his development duties, Mr. Grillo was NR's producer for all of its television and cable productions. His credits include "Gridlock" starring David Hasselhoff and Kathy Ireland, an MOW which NBC aired. "For the Future: The Irvine Fertility Scandal", starring Mary Lou Henner which aired on Lifetime and "A Woman Undone", a Showtime Network Premiere starring Mary McDonnell, Randy Quaid and Sam Elliott. Mr. Grillo recently produced 2 Showtime Premiere movies "Escape: Human Cargo", starring Treat Williams and Stephen Lang and "Blond Faith", starring Courtney Vance and Charles Dutton. The film was invited to screen at the 1998 Sundance Film Festival prior to its telecast in February, 1998. Prior to his association with NR, Mr. Grillo partnered with Alan Riche as the US distributor of 2 rock and roll films, "Yessongs" from the British group "YES" and the "London Rock and Roll Show", hosted by Mick Jaggar. The concert film was shot at Wembley Stadium They also produced AIP's cult classic "Youngblood" and for ABC television and L.A. Jazz, a series of half- hour programs shot at the legendary Lighthouse Cafe in Hermosa Beach, CA. Mr. Grillo began his career in the entertainment industry as an accountant in the well known firm of Julius Lefkowitz & Company. His client roster included many top musicians, among them the "Beach Boys", who later recruited Grillo as their business/personal manager. After almost 7 years with the "Beach Boys", Mr. Grillo moved into the arena of independent film and television production.

Board Composition

     At each annual meeting of our stockholders, all of our directors will be elected to serve from the time of election and qualification until the next annual meeting following election. In addition, our bylaws provide that the authorized number of directors, which is a minimum of three and a maximum of seven, may be changed only by resolution of the board of directors.

     We have also granted to the representative of the underwriters the right, for a period of three years from the closing of this offering, to nominate a designee of the representative for election to our board of directors. The representative has not yet exercised its right to designate this person. If the representative elects not to exercise this right, then the representative may designate one person to attend meetings of our board of directors.

     Each officer is elected by, and serves at the discretion of, our board of directors. Each of our officers and directors, other than non-employee directors, devotes his full time to our affairs. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

Directors' Compensation

     Directors who are also our employees receive no additional compensation for attendance at board meetings. Non-employee directors will receive $500 for attendance at each board meeting or any committee of the board that they attend and will be reimbursed for their travel, lodging and other out-of-pocket expenses in connection with their attendance at board and committee meetings. No directors' fees have been paid to date. We anticipate that our Board of Directors will hold regularly scheduled meetings quarterly.

Executive Compensation

     From December 7, 1997 (inception) through May 31, 2000, there was no cash compensation paid to any of our officers or directors.


Option Grants

     No options have ever been granted to any of our directors, officers, employees or consultants.

Employment Agreements

     No employment agreements have been entered into by us with any of its officers or employees. Upon completion of this offering, we will be entering into three year employment agreements with each of Marlowe Walker, Robert Rosen, Nick Grillo, Don Welch and Robert DiMilia. The employment agreement for each of these individuals shall set forth the position to be held by each individual as well as a detailed description of the general and specific duties for such individual. The annual compensation for each individual shall range from $75,000.00 to $150,000. Additionally, incentive payments will be paid at our discretion based on the performance of the respective division in which each individual is employed. Each employee will be given two weeks vacation and shall be permitted to participate in any available pension, profit sharing or health insurance plan initiated by us. Each employee will be granted stock options for the purchase of shares of our common stock upon consummation of the offering. Each agreement contains a provision prohibiting the employee from working for, or owning an interest in, any business which competes with us. The non-compete provision exists during the term of this agreement and extends for the six month period following the employee's voluntary departure. We may terminate this agreement for cause. The employee may terminate this agreement at any time upon 30 days written notice.

LIMITATION ON LIABILITY OF AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Overview. Under our Certificate of Incorporation and Delaware law, our directors are not liable for monetary damages for breach of fiduciary duties except in special situations as described below. In addition, under our Certificate of Incorporation, we are required to indemnify our directors and officers against all losses to the fullest extent permitted by Delaware law. Finally, under Delaware law, we are entitled to obtain insurance on behalf of our directors and officers to protect them against liabilities that may occur in their official capacities.

     Limitations on Liability of Directors. Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    Indemnification for Directors and Officers. Under Delaware law, a corporation may indemnify its present and former directors and officers for a variety of court or administrative proceedings. We have adopted a provision which requires us to indemnify and hold harmless any person involved in any action, suit or proceeding because that person is or was a director or officer of ours. This provision does not, however, require us to indemnify an officer or director in a proceeding they initiate without the authorization of our directors.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    Insurance for Directors and Officers. Under Delaware law, a corporation may obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We have adopted a provision which permits us to maintain insurance to protect us and our directors and officers against expenses, liabilities and losses whether or not we would have the power to indemnify these persons under Delaware law. We intend to have in place at or promptly after the closing of this offering a directors' and officers' liability and company reimbursement liability insurance policy.

                                STOCK OPTION PLAN

    In June 2000, our Board of Directors authorized the 2000 Stock Option Plan (the "2000 Plan") for our officers, directors, employees and consultants, for which we have reserved an aggregate of 1,500,000 shares of common stock. The 2000 Plan provides that it will be administered by the Board of Directors or a committee of our Board of Directors and that the committee will have authority to determine the identity of the recipients of the options and the number of shares subject to each option. Options granted under the 2000 Plan will be non-qualified stock options. The option price shall be 100% of the fair market value of the common stock on the date of the grant. The term of any option may be fixed by the committee but in no event shall exceed ten years from the date of grant. Options are exercisable upon payment in full of the exercise price, either in cash or in common stock valued at fair market value on the date of exercise of the option. The term for which options may be granted under the 2000 Plan expires May 31, 2010.


                              CERTAIN TRANSACTIONS

    During fiscal 1998, we purchased the rights to eleven motion picture projects from a company controlled by a then founding shareholder, Mark Koch, for an aggregate purchase price of $60,000 in cash. Subsequently, due to uncertainties relating to the seller's ownership rights, both parties canceled the agreement. During fiscal 1999, $30,000 of the purchase price was repaid. In January 2000, the seller executed an unsecured promissory note in the amount of $30,000 bearing interest at the rate of 8%, which is payable on September 30, 2000.

    During fiscal 1998, we advanced $50,000 to a company controlled by Mark Koch, $30,000 of which was repaid in fiscal 1999. In January 2000, the advance was converted to an unsecured promissory note in the principal amount of $20,000 bearing interest at 8% per annum, payable on September 30, 2000.

    During fiscal 1998 and 1999, respectively, Marlowe R. Walker made working capital cash advances to us of $87,590 and $44,000, which are due on demand with interest computed at the rate of 8% per annum.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock, as of the date of this prospectus. The information in this table provides the ownership information for:

     -- each person known by us to be the beneficial owner of more than 5% of our common stock;

     --   each of our directors and director nominees;
     --   each of our executive officers; and
     --   our executive officers, directors and director nominees as a group.

    Beneficial ownership has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage ownership for each person listed below includes shares of common stock underlying options or warrants held by the person that are exercisable within 60 days of the date of this prospectus, but excludes shares of common stock underlying options or warrants held by any other person. Common stock beneficially owned and percentage ownership are based on 4,580,400 shares outstanding before this offering and 5,723,400 shares to be outstanding after the completion of this offering if the minimum number of shares are sold and 6,295,400 shares to be outstanding after the completion of this offering if the maximum number of shares are sold.

    Unless otherwise indicated, the address of each beneficial owner is c/o Harbour Entertainment Inc., 100A Gary Way, Ronkonkoma, New York 11779.

                                                                  Percentage Of Common Stock
                                                                      Beneficially Owned
                                                                -----------------------------------
   Name, Address And Title                 Number Of Shares
     of Beneficial Owner                  Beneficially Owned    Before Offering    After Offering
-----------------------------             ------------------    ---------------    --------------
                                                                                 Minimum    Maximum
                                                                                 -------    -------
Marlowe R. Walker, CEO . . . . . .         2,200,000  (1)           48.03%        38.44%      34.95%
Robert S. Rosen. . . . . . . . . .              *                     -             -          -
Thomas B. Foley. . . . . . . . . .           966,000  (1)(2)        21.09%        16.88%      15.34%
 Christopher A. Grega. . . . . . .           200,000  (1)            4.37%         3.49%       3.17%
David G. Tricamo . . . . . . . . .           257,600  (1)(3)         5.62%         4.50%       4.09%
All executive officers, directors
and director nominees as a group
(5 persons). . . . . . . . . . . .         3,623,600                79.11%        63.31%      57.56%
----------------------------------------------------------------------------------------

* Represents beneficial ownership of less than 1% of common stock.

(1) These are restricted securities within the meaning of Rule 144 of the General Rules and Regulations of the Securities Act of 1933, as amended.
(2) Includes 860,000 shares of common stock owned by Thomas Foley and Mary Ann Foley, as joint tenants, 66,000 of which shares are not subject to the restrictions of Rule 144.
(3) Includes 57,600 shares of common stock which are not subject to the restrictions of Rule 144, and does not include 12,000 shares of common stock owned by Robert Tricamo, Mr. Tricamo's brother, as to which Mr. Tricamo disclaims beneficial ownership.

                           DESCRIPTION OF SECURITIES

    Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of Serial Preferred Stock, par value $.001 per share. Upon completion of this offering, there will be 6,295,400 shares of our common stock issued and outstanding and up 171,500 common stock purchase warrants which will be issued to the representative of the underwriters in connection with this offering.

    The description of our securities are summaries and do not contain all the information that may be important to you. For more complete information, you should read our certificate of incorporation and its amendments which are all filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore. Upon the liquidation, dissolution or winding up of us, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Outstanding Warrants

    We have agreed to issue to the representative of the underwriters, for a total of $171,500, warrants to purchase an aggregate of up to 200,000 shares of common stock exercisable for a period of four years commencing one year after the effective date of the registration statement of which this prospectus is a part, at a price equal to 110% of the initial public offering price of the shares of common stock. The representative's warrants contain anti-dilution provisions providing for automatic adjustments of the exercise price and number of shares issuable on exercise price and number of shares issuable on exercise of the representative's warrants upon the occurrence of some events, including stock dividends, stock splits, mergers, acquisitions and recapitalization. The representative's warrants contain demand and piggyback registration rights relating to the shares of common stock issuable thereunder. For the life of the representative's warrants, the representative will have the opportunity to profit from a rise in the market price for the shares of common stock. The holders of the representative's warrants will have no voting, dividend or other stockholder rights with respect to those warrants. The holders of shares of common stock issued upon exercise of those warrants will have the voting, dividend, and other stockholder rights of holders of shares of common stock. The representative's warrants are restricted from sale, transfer, assignment or hypothecation for the one year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners.



Transfer Agent and Registrar

    We have appointed Jersey Transfer & Trust Company, 201 Bloomfield Avenue, Verona, New Jersey 07044 as transfer agent for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our securities and there can be no assurance that a significant public market for any of our securities will be developed or sustained after this offering. Sales of substantial amounts of our common stock in the public market after this offering, or the possibility of those sales occurring, could adversely affect prevailing market prices of our common stock or our future ability to raise capital through an offering of equity securities. We are unable to predict the number of shares of our common stock that will be sold after this offering, whether in the public markets or under Rule 144 under the Securities Act or otherwise, as this will depend on the market price of our securities, personal circumstances of the seller, and other factors.

    Upon completion of this offering, we will have outstanding 6,295,400 shares of common stock. Of these 6,295,400 shares of common stock, 1,715,000 shares will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of ours, as that term is defined under the rules and regulations of the Securities Act, which will be subject to the resale limitations of Rule 144 under the Securities Act.

    The remaining 4,000,000 shares are "restricted securities" as defined under Rule 144. These restricted securities were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act. In general, under Rule 144, beginning 90 days after the completion of this offering, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell within any three-month period a number of common shares that does not exceed the greater of (1) one percent of the then outstanding common shares, approximately ______ shares following this offering, or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding that sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate of ours, is entitled to sell such common stock without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Non-affiliates may resell our securities issued under Rule 701 in reliance upon Rule 144 without having to comply with Rule 144's public information, holding, volume, and notice requirements. The aforementioned is subject to the lock-up agreement described below.

    There are currently 580,400 shares of our common stock freely saleable in the market place, but the holders of these shares have entered into agreements with us prohibiting the sale pursuant to a lock-up agreement. Under the terms of the lock-up agreement, 10% of the shares are eligible for sale after one month, 10% are eligible after two months, another 10% are eligible for sale after six months and the remaining 70% of their total shares will be released twelve months from the date of this prospectus.

    Each of our officers, directors, and all other holders of shares of our common stock and securities exchangeable or convertible into shares of our common stock, have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber or dispose of any of our securities, whether or not presently owned, for a period of fifteen months after the date of this prospectus without the prior written consent of us and the representative.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the form of which is filed as an exhibit to the registration statement filed with the Commission of which this prospectus is a part, the underwriters named below have, severally and not jointly, agreed through Russo Securities, Inc., as the representative of the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the aggregate number of shares of our common stock set forth opposite their respective names:

                                                 Number of Shares
Underwriters                                     of Common Stock
------------                                     ----------------

Russo Securities, Inc. . . . . . . . . . . .
Benson York Group, Inc.. . . . . . . . . . .
Total. . . . . . . . . . . . . . . . . . . .

Terms of The Offering

    The underwriting agreement provides that the underwriters will sell the shares on a "best efforts" basis for up to a maximum of $12 million dollars and for a minimum of $8 million dollars. The underwriting agreement also provides that the obligations of the several underwriters under that agreement are subject to several conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from our counsel and our independent public accountants. The underwriters are committed to take and to pay for all of the shares offered hereby, if any are purchased. In the event of a default by any of the underwriters, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The underwriters have advised us that they propose to offer all or part of the shares of common stock offered hereby directly to the public initially at the price set forth on the cover page of this prospectus. They have also advised us that they may offer shares of common stock to certain dealers at a price that represents a concession of not more than $. per share, and that the underwriters may allow, and these dealers may reallow, a concession of not more than $. per share to certain other dealers. After the commencement of this offering, the price to the public and the concessions may be changed.

    We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the underwriters and their controlling persons may be required to make in respect thereof.

Compensation for The Underwriter

    We  have  agreed  to  pay  the   representative   of  the   underwriters   a
non-accountable expense allowance equal to 3% of the gross proceeds of this offering, of which none has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the securities under the laws of those states the representative may designate, including fees and expenses of counsel retained for such purposes by the representative and the costs and disbursements in connection with qualifying the offering with the National Association of Securities Dealers, Inc.

    We have agreed to issue to the representative of the underwriters warrants to purchase an aggregate of up to 171,500 shares of common stock exercisable for a period of four years commencing one year after the effective date of the registration statement of which this prospectus is a part, at a price equal to 110% of the initial public offering price of the shares of common stock. The representative's warrants contain anti- dilution provisions providing for automatic adjustments of the exercise price and number of shares issuable on exercise price and number of shares issuable on exercise of the representative's warrants upon the occurrence of some events, including stock dividends, stock splits, mergers, acquisitions and recapitalisation. The representative's warrants contain certain demand and piggyback registration rights relating to the shares of common stock issuable thereunder. For the life of the representative's warrants, the representative will have the opportunity to profit from a rise in the market price for the shares of common stock. The holders of the representative's warrants will have no voting, dividend or other stockholder rights with respect to those warrants. The holders of shares of common stock issued upon exercise of those warrants will have the voting, dividend, and other stockholder rights of holders of shares of common stock. The representative's warrants are restricted from sale, transfer, assignment or hypothecation for the one year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners.

    The representative of the underwriters has informed us that the underwriters do not expect any sales of the shares of common stock offered by this prospectus to be made to discretionary accounts controlled by the underwriters.

Determination of Offering Price

    Prior to this offering, there has been no established market in the United States or elsewhere for our securities. The public offering price will be determined by us in consultation with the representative of the underwriters. It is expected that the price determination will take several factors into account, including our results of operations, our future prospects and the prevailing market and economic conditions at the time of this offering. There can be no assurance that an active trading market will develop for any of the securities offered by this prospectus, or that any of such securities will trade in the public market subsequent to this offering at or above the initial public offering price, or at all.

    The representative, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of common stock being offered so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq Small Cap Market or otherwise and, if commenced, may be discontinued at any time. In addition, the underwriters may engage in passive market making transactions in our securities on the Nasdaq Small Cap Market in accordance with Rule 103 of Regulation M. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities offered by this prospectus.

                                  LEGAL MATTERS

    The legality of the common stock offered by this prospectus will be passed upon for us by Blau, Kramer, Wactlar & Lieberman, P.C., 100 Jericho Quadrangle, Jericho, New York 11753, our legal counsel. Certain legal matters will be passed upon for the underwriters by Beckman, Millman & Sanders, LLP, 116 John Street, New York, New York 10038.

                                     EXPERTS

    Our financial statements as of September 30, 1999 and September 30, 1998 and for the period December 5, 1997 through September 30, 1998, the year ended September 30, 1999 and for the period December 5, 1997 through September 30, 1999 included in this prospectus and registration statement have been audited by Richard A. Eisner & Company, LLP, independent certified public accountants, as set forth in their report thereon which contains an explanatory paragraph with respect to the substantial doubt about our ability to continue as a going concern, as discussed in Note A to the financial statements appearing in the registration statement. The financial statements have been included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           HOW TO GET MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

    Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)


Contents

                                                                            Page
                                                                            ----
Financial Statements

  Independent auditors' report                                               F-2

  Balance sheets as of September 30, 1999 and 1998 and May 31, 2000
    (unaudited)                                                              F-3

  Statements of  operations  for the period  December 5, 1997  (inception)
    through  September 30, 1998, the year ended  September 30, 1999, the period December 5, 1997  (inception)  through  September 30,
    1999,  the eight months ended May 31, 2000 and 1999  (unaudited)
    and the period December 5, 1997 (inception) through May 31, 2000
    (unaudited)                                                              F-4

  Statements of  changes  in  stockholders'  equity  for the  period  from
    December 5, 1997 (inception)  through September 30, 1999 and the
    eight-month period ended May 31, 2000 (unaudited)                        F-5

  Statements of cash flows for the  period  December  5, 1997  (inception)
    through  September 30, 1998, the year ended  September 30, 1999, the period December 5, 1997  (inception)  through  September 30,
    1999,  the eight months ended May 31, 2000 and 1999  (unaudited)
    and the period December 5, 1997 (inception) through May 31, 2000
    (unaudited)                                                              F-6

  Notes to financial statements                                              F-7

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Harbour Entertainment Inc.
Ronkonkoma, New York

We have audited the accompanying balance sheets of Harbour Entertainment Inc. (formerly Big Dog Entertainment Inc.) (a development stage company) as of September 30, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended September 30, 1999, for the period from December 5, 1997 (inception) through September 30, 1998 and for the period from December 5, 1997 (inception) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Harbour Entertainment Inc. as of September 30, 1999 and 1998, and the results of its operations and its cash flows for the year ended September 30, 1999, for the period from December 5, 1997 (inception) through September 30, 1998 and for the period from December 5, 1997 (inception) through September 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, since inception, the Company has experienced net losses and negative cash flows from operating activities and anticipates that such conditions will continue in fiscal year 2000. This raises substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters, are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Richard A. Eisner & Company, LLP

New York, New York
December 17, 1999

With respect to Note E
January 3, 2000

With respect to Note F
February 16, 2000

With respect to Note K
June 1, 2000

With respect to Note B[8]
June 12, 2000

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)



Balance Sheets

                                                               May 31,      September 30,
                                                                2000      1999        1998
                                                               -------    ----        ----
                                                             (unaudited)
ASSETS
Cash                                                          $114,311   $ 56,904   $ 15,528
Other current assets                                             1,639      1,025
Amounts due from related parties                                50,000     50,000    110,000
Films in development or preproduction, at cost                 125,895    125,895     42,842
Property, equipment and software, net                           40,192     11,614      1,954
Deferred offering costs                                        235,177     18,969
Other assets                                                    28,320     11,320      2,720
                                                              --------    -------   --------
                                                              $595,534    $275,727  $173,044
                                                              ========    ========  ========
LIABILITIES
Accrued expenses                                              $ 73,312              $  2,000
Interest payable to stockholder                                 21,009    $ 13,991     4,386
Demand loan payable to stockholder                             131,590     131,590    87,590
                                                              --------    --------   --------
                                                               225,911     145,581     93,976
                                                              --------    --------   --------
Commitments  (Note H)

STOCKHOLDERS' EQUITY:
Preferred stock - $.001 par value; 1,000,000 shares
  authorized; none issued and outstanding
Common stock - $.001 par value; 25,000,000 shares
  authorized; 4,560,400, 4,365,600 and 4,185,600
  issued and outstanding, respectively                           4,560       4,366      4,186
Additional paid-in capital                                     882,884     563,078    347,258
Stock subscription receivable                                                          (8,000)
Deficit accumulated during development stage                  (517,821)   (437,298)  (264,376)
                                                              --------    --------   --------
                                                               369,623     130,146     79,068
                                                              --------    --------   --------
                                                              $595,534    $275,727   $173,044
                                                              ========    ========   ========

See notes to financial statements

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)

Statements of Operations

                                                                Period From                     Period From     Period From
                                                                December 5,                     December 5,     December 5,
                                                                   1997                            1997            1997
                                Eight Months    Eight Months    (Inception)                     (Inception)     (Inception)
                                   Ended           Ended          Through         Year Ended      Through         Through
                                   May 31,         May 31,        May 31,        September 30,  September 30,   September 30,
                                    2000            1999           2000              1999          1998            1999
                                ------------    ------------    -----------      -------------  -------------   -------------
                                 (unaudited)     (unaudited)     (unaudited)
Revenues:
  Music sales                                    $   19,410      $   20,750       $   20,750                      $   20,750
                                                 ----------      ----------       ----------                      ----------
Operating costs:
  Record master costs and
    related inventory                                71,820         149,279          105,852      $   43,427         149,279
  General and administrative      $   73,505         53,409         243,283           78,215          91,563         169,778
  Noncash compensation expense                                      125,000                          125,000         125,000
                                  ----------     ----------      ----------       ----------      ----------      ----------
      Total costs and expenses        73,505        125,229         517,562          184,067         259,990         444,057
                                  ----------     ----------      ----------       ----------      ----------      ----------
Loss from operations                 (73,505)      (105,819)       (496,812)        (163,317)       (259,990)       (423,307)
Interest expense to stockholder        7,018          6,119          21,009            9,605           4,386          13,991
                                  ----------     ----------      ----------       ----------      ----------      ----------
Net loss                          $  (80,523)    $ (111,938)     $ (517,821)      $ (172,922)     $ (264,376)     $ (437,298)
                                  ==========     ==========      ==========       ==========      ==========      ==========
Net loss per share - basic
  and diluted                          $(.02)         $(.03)                           $(.04)          $(.06)
                                       =====          =====                            =====           =====
Weighted average number of shares
  outstanding - basic and diluted  4,463,534      4,229,738                        4,274,776       4,107,460
                                  ==========     ==========                       ==========      ==========

See notes to financial statements

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)


Statements of Changes in Stockholders' Equity

                                                               Additional      Stock
                                            Common Stock        Paid-in     Subscription  Accumulated
                                        Shares      Par Value   Capital      Receivable      Deficit
                                        ------      ---------  ----------   ------------  -----------
Common stock issued to founders of
  the Company on January 9, 1998
  at par value                         4,000,000      $4,000    $ (4,000)
Issuance of common stock from
  January through August 1998 at
  $1.25 per share, net of offering
  costs of $5,556                        185,600         186      226,258      $(8,000)
Shares returned from founding
  stockholders and issued as
  compensation on April 28, 1998
  at $1.25 per share                                              125,000
Net loss for the period                                                                      $(264,376)
                                       ---------      ------     --------      -------       ---------
Balance - September 30, 1998           4,185,600       4,186      347,258       (8,000)       (264,376)
Issuance of common stock from
  November 1998 through April 1999
  at $1.25 per share, net of offering
  costs of $9,000                        180,000         180      215,820        8,000
Net loss for the year                                                                         (172,922)
                                       ---------      ------     --------      -------       ---------
Balance - September 30, 1999           4,365,600       4,366      563,078            0        (437,298)
Issuance of common stock from
  November 1999 through February
  2000 at $1.25 per share                133,600         133      166,867
Issuance of common stock in
  April 2000 at $2.50 per share           61,200          61      152,939
Net loss for the period                                                                        (80,523)
                                       ---------      ------     --------      -------       ---------
Balance - May 31, 2000
  (unaudited)                          4,560,400      $4,560     $882,884      $     0       $(517,821)
                                       =========      ======     ========      =======       =========

See notes to financial statements

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)

Statements of Cash Flows

                                                                      Period From                     Period From     Period From
                                                                      December 5,                     December 5,     December 5,
                                                                         1997                            1997            1997
                                      Eight Months    Eight Months    (Inception)                     (Inception)     (Inception)
                                         Ended           Ended          Through         Year Ended      Through         Through
                                         May 31,         May 31,        May 31,        September 30,  September 30,   September 30,
                                          2000            1999           2000              1999          1998            1999
                                      ------------    ------------    -----------      -------------  -------------   -------------
                                       (unaudited)     (unaudited)     (unaudited)
Cash flows from operating activities:
  Net loss                              $(80,523)      $(111,938)      $(517,821)       $(172,922)     $(264,376)       $(437,298)
  Adjustments to reconcile net loss
    to net cash used in operating
    activities:
      Common stock issued as
       compensation                                                      125,000                         125,000          125,000
      Depreciation                         1,243             855           2,733            1,273            217            1,490
      Changes in:
        Other current assets                (614)                         (1,639)          (1,025)                         (1,025)
        Other assets                     (17,000)         (5,340)        (28,320)          (8,600)         (2,720)        (11,320)
        Accrued expenses and interest
         payable to stockholder           80,330           4,120          94,321            7,605           6,386          13,991
                                        --------       ---------       ---------        ---------      ----------       ---------
           Net cash used in operating
            activities                   (16,564)       (112,303)       (325,726)        (173,669)       (135,493)       (309,162)
                                        --------       ---------       ---------        ---------      ----------       ---------
Cash flows from investing activities:
  Film costs                                             (75,731)       (125,895)         (83,053)        (42,842)       (125,895)
  Property, equipment and software       (29,821)        (10,282)        (42,925)         (10,933)         (2,171)        (13,104)
  Amounts due from related parties                                      (110,000)                        (110,000)       (110,000)
  Repayment of amounts due from
   related parties                                        60,000          60,000           60,000                          60,000
                                        --------       ---------       ---------        ---------      ----------       ---------
           Net cash used in
            investing activities         (29,821)        (26,013)       (218,820)         (33,986)       (155,013)       (188,999)
                                        --------       ---------       ---------        ---------      ----------       ---------
Cash flows from financing activities:
  Proceeds from sale of stock            320,000         216,000         762,444          224,000         218,444         442,444
  Deferred offering costs               (216,208)                       (235,177)         (18,969)                        (18,969)
  Amounts due to related party                            44,000         131,590           44,000          87,590         131,590
                                        --------       ---------       ---------        ---------      ----------       ---------
           Net cash provided by
            financing activities         103,792         260,000         658,857          249,031         306,034         555,065
                                        --------       ---------       ---------        ---------      ----------       ---------
Net increase in cash                      57,407         121,684         114,311           41,376          15,528          56,904
Cash - beginning of period                56,904          15,528                           15,528
                                        --------       ---------       ---------        ---------      ----------       ---------
Cash - end of period                    $114,311       $ 137,212       $ 114,311        $  56,904      $   15,528       $  56,904
                                        ========       =========       =========        =========      ==========       =========

See notes to financial statements

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)

Notes to Financial Statements
September 30, 1999 and 1998
(unaudited with respect to May 31, 2000
and the eight-month periods ended
May 31, 2000 and 1999)


NOTE A - THE COMPANY AND BASIS OF PREPARATION

Harbour Entertainment, Inc. (the "Company"), which changed its name in June 2000 from Big Dog Entertainment, Inc., is a Delaware corporation, which was incorporated on December 5, 1997 under the name of Prelude Development, Inc. The Company is in the development stage and is engaged in the businesses of creating and developing scripts for the motion picture and television industries, film production and distribution, and music production and distribution (see Note I).

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has not generated any significant revenues, has incurred net losses and negative cash flows from operating activities since inception and management expects that such losses and negative operating cash flows will continue in fiscal year 2000. This raises substantial doubt about the Company's ability to continue as a going concern. The Company's continued existence is dependent on its ability to obtain additional equity and/or debt financing. The Company is attempting to raise additional equity financing through a proposed public offering (see Note J). The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or the amount of liabilities that might be necessary as a result of this uncertainty.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]  Revenue recognition:

     Music is sold in transactions in which the buyer has the right to return the discs, cassettes and vinyls. As the Company presently does not have historical experience to reasonably estimate future returns, revenues from music sales are recognized upon resale by the buyer.

     Revenue from licensing film exhibition rights to movie theaters will be recognized when the films are shown. Revenue from films licensed to television will be recognized when the license period begins and certain specified conditions have been met.

[2]  Film and record production costs:

     Film costs
     ----------

     Film costs include the direct costs of acquiring and producing films, as well as exploitation costs which benefit future periods. The Company will amortize film costs using the individual-film-forecast-computation method. This method amortizes costs in the same ratio that current gross revenues bear to anticipated total gross revenues for each particular film. Film costs are stated at the lower of unamortized historical cost or estimated net realizable value.

     Film rights to books and screenplays are reviewed periodically, and if it is determined that a property will not be used in the production of a film, the cost shall be charged to expense. In addition, if the story costs have not been set for production within three years of acquisition, such costs shall be written off. Unamortized production and exploitation costs of films will be compared with net realizable value each reporting period on a film-by-film basis. If the estimated future undiscounted cash flows associated with the film, net of estimated future exploitation costs to be incurred, are not sufficient to recover the film's carrying amount a writedown to net realizable value is required (see Note B[8]).

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)

Notes to Financial Statements
September 30, 1999 and 1998
(unaudited with respect to May 31, 2000
and the eight-month periods ended
May 31, 2000 and 1999)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

[2]  Film and record production costs: (continued)

     Record production costs
     -----------------------

     Record production costs represent the costs of producing a record master, including musical talent, equipment, studio facility and talent for engineering, directing and mixing. Such costs are capitalized if the past performance and current popularity of the artist provides a sound basis for estimating that the costs will be recovered from future sales, otherwise the costs are charged to expense. Capitalized record production costs will be amortized over the estimated life of the recorded performance in the same ratio that current gross revenues bear to anticipated total gross revenues from the recording. All record production costs, including related inventory costs, have been expensed as incurred for each of the periods presented.

[3]  Property, equipment and software costs:

     Property and equipment, which is stated at cost, is depreciated using the straight-line method over estimated useful lives of 5 to 7 years.

     In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", issued in March 1999 and adopted by the Company, qualifying costs of developing a website incurred during the application development stage, consisting of external direct costs of materials and services, are capitalized. All other costs incurred in connection with internal use software are expensed as incurred. Capitalized website software costs will be amortized on a straight-line basis over an estimated useful life of two years commencing when the website is available for use.

[4]  Income taxes:

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to net operating loss carryforwards and for differences between the financial statement carrying amounts and tax bases of assets and liabilities. Deferred tax assets are reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

[5]  Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

[6]  Net loss per share:

     Basic and diluted net loss per share is calculated by dividing net loss by the weighted average number of outstanding common shares during the period after giving retroactive effect to the two for one stock split in February 2000.

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)

Notes to Financial Statements
September 30, 1999 and 1998
(unaudited with respect to May 31, 2000
and the eight-month periods ended
May 31, 2000 and 1999)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[7]  Interim financial statements:

     The financial statements as of May 31, 2000 and for the eight-month periods ended May 31, 2000 and 1999 and for the period from December 5, 1997 (inception) through May 31, 2000 are unaudited, but in the opinion of management the financial statements include all adjustments consisting of normal recurring accruals necessary for a fair presentation of the Company's financial position and results of operations. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

[8]  New accounting pronouncements:

     On June 12, 2000, Statement of Position 00-2 "Accounting by Producers or Distributors of Films" (SOP 00- 2) was issued by the American Institute of Certified Public Accountants. SOP 00-2, which is effective for financial statements for fiscal years beginning after December 15, 2000, supersedes Statement of Financial Accounting Standards No. 53 "Financial Reporting by Producers and Distributors of Motion Picture Films" which was rescinded in June 2000. The SOP, which provides guidance on generally accepted accounting principles for all kinds of films, requires among other things, that if an event or change in circumstance indicates that an entity should assess whether the fair value of a film is less than its unamortized film costs, the entity should determine the fair value of the film and write off the amount by which the unamortized capitalized costs exceeds the film's fair value. The Company will adopt SOP 00-2 in the first quarter of 2001 and does not expect the effect of adoption will be material.

[9]  Stock-based compensation:

     The Company has elected to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock option incentive plan. As such, deferred compensation expense is recorded on the date of grant of employee options if the current market price of the underlying stock exceeds the exercise price of the option, and such deferral is amortized and charged to operations over the vesting period of the options. Options or stock awards issued to nonemployees are valued using the fair value method and expensed over the period services are provided in accordance with the applicable provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

NOTE C - FILMS IN DEVELOPMENT OR PREPRODUCTION

Films in development or preproduction consists primarily of expenditures for film rights to books and screenplays, including approximately $62,000 relating to an agreement with an author, Warren Murphy, which provides the Company with an option and right of first refusal to purchase one or more of his novels, short stories, screenplays and proposals, set forth in the agreement. In addition, film costs include $63,000 related to twelve properties which the Company either owns outright or has options to acquire (See Note H). None of the costs for the properties are individually significant nor were the rights acquired from related parties.

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)

Notes to Financial Statements
September 30, 1999 and 1998
(unaudited with respect to May 31, 2000
and the eight-month periods ended
May 31, 2000 and 1999)

NOTE D - PROPERTY, EQUIPMENT AND SOFTWARE

Property, equipment and software are summarized as follows:

                                                May 31,         September 30,
                                                 2000          1999       1998
                                                -------        ----       ----
Equipment                                       $11,817       $ 9,496   $ 2,171
Website                                          29,609         2,109
Furniture and fixture                             1,499         1,499
                                                -------       -------   -------
                                                 42,925        13,104     2,171
Less accumulated depreciation                     2,733         1,490       217
                                                -------       -------   -------
                                                $40,192       $11,614   $ 1,954
                                                =======       =======   =======

NOTE E - AMOUNTS DUE FROM/TO RELATED PARTIES

During fiscal 1998, the Company purchased the rights to eleven motion picture projects from a company controlled by a then founding stockholder (the "Seller"), for an aggregate purchase price of $60,000 in cash. Subsequently, due to uncertainties relating to the Seller's ownership rights, both parties canceled the agreement. During fiscal 1999, $30,000 of the purchase price was repaid. In January 2000, the Seller executed an unsecured promissory note in the amount of $30,000 bearing interest at the rate of 8%, which is payable on September 30, 2000.

During fiscal 1998, the Company advanced $50,000 to a company controlled by then founding stockholder, $30,000 of which was repaid in fiscal 1999. In January 2000, the advance was converted into an unsecured promissory note in the principal amount of $20,000 bearing interest at 8% per annum, payable on September 30, 2000.

During fiscal 1998 and 1999, respectively, a stockholder made working capital cash advances to the Company of $87,590 and $44,000, which are due on demand with interest computed at the rate of 8% per annum.

NOTE F - STOCKHOLDERS' EQUITY

In March 1998, the Company commenced an offering of its common stock in a private placement to sell a maximum of 800,000 shares at $1.25 per share. During fiscal years ended September 30, 1998 and 1999, respectively, the Company issued 185,600 and 180,000 common shares and received net proceeds of $218,444 and $224,000 in connection with the offering.

In April 1998, two founding stockholders resigned as officers and directors of the Company and transferred an aggregate of 1,750,000 of their shares of common stock to other founding stockholders, and also transferred 100,000 shares to an individual for services rendered to the Company. The shares transferred for services rendered have been accounted for as if the shares were contributed to the capital of the Company by the founding stockholders and subsequently reissued to the employee in payment of compensation of $125,000, which represents the fair value of the stock issued ($1.25 per share).

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)

Notes to Financial Statements
September 30, 1999 and 1998
(unaudited with respect to May 31, 2000
and the eight-month periods ended
May 31, 2000 and 1999)

NOTE F - STOCKHOLDERS' EQUITY  (CONTINUED)

In December 1999, the Company amended its Certificate of Incorporation to increase the authorized number of shares to 26,000,000 shares, of which 25,000,000 shares are designated as common stock and 1,000,000 shares are designated as preferred stock. Further, on February 16, 2000 the Company declared a two-for-one split of its common stock. Retroactive effect has been given to the amendment and the stock split in the accompanying financial statements.

NOTE G - INCOME TAXES

At May 31, 2000 and September 30, 1999 and 1998, the Company had available federal net operating loss carryforwards to reduce future taxable income of approximately $373,000, $295,000 and $221,000, respectively. The net operating loss carryforwards expire in 2020, 2019 and 2018. The Company's ability to utilize its net operating loss carryforwards may be subject to annual limitations pursuant to Section 382 of the Internal Revenue Code if future changes in ownership occur.

Deferred tax assets relate to the following:

                                                        May 31,         September 30,
                                                         2000          1999       1998
                                                        -------        ----       ----
Record master costs and inventory written off          $  58,000    $  58,000  $  17,000
Net operating loss carryforwards                         149,000      118,000     88,000
                                                       ---------    ---------  ---------
                                                         207,000      176,000    105,000
Valuation allowance                                     (207,000)    (176,000)  (105,000)
                                                       ---------    ---------  ---------
                                                       $       0    $       0  $       0
                                                       =========    =========  =========

The Company has not recorded a benefit from its net operating loss carryforwards and deductible temporary differences because realization of the benefit is uncertain and therefore a valuation allowance of $105,000 in 1998 which was increased by $71,000 in the year ended September 30, 1999 and further increased by $31,000 during the period October 1, 1999 through May 31, 2000 has been provided to offset the deferred tax assets.

The following presents a reconciliation of the expected income tax benefit based on the federal statutory tax rate of 34% and the actual income tax benefit reflected in the statements of operations:

                                                Eight Months Ended         Year Ended
                                                      May 31,             September 30,
                                                ------------------        -------------
                                                 2000        1999       1999         1998
                                                 ----        ----       ----         ----
Computed tax benefit at statutory rate          $(27,000)  $(38,000)   $(59,000)    $(90,000)
State income tax benefit, net of federal effect   (4,000)    (7,000)    (12,000)     (15,000)
Provision of valuation allowance                  31,000     45,000      71,000      105,000
                                                --------   --------    --------     --------
Actual income tax benefit                       $      0   $      0    $      0     $      0
                                                ========   ========    ========     ========

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)

Notes to Financial Statements
September 30, 1999 and 1998
(unaudited with respect to May 31, 2000
and the eight-month periods ended
May 31, 2000 and 1999)

NOTE H - COMMITMENTS

The Company rents office space for two offices on a month to month basis. The Company entered into an operating lease for a vehicle which provides for minimum annual rentals as follows:

                Year Ending
                September 30,                   Amount
                -------------                   ------
                    2000                        $ 6,900
                    2001                          6,900
                    2002                          5,175
                                                -------
                                                $18,975
                                                =======

Rent expense was $18,900, $7,400, $12,852 and $14,822 for the years ended September 30, 1999 and 1998 and the eight months ended May 31, 2000 and 1999, respectively.

The Company has incurred certain costs and entered into agreements to obtain rights and/or options in certain properties in connection with its motion picture initiatives. Such agreements require the Company to pay to the property's owner or licensor additional compensation in the form of fees and royalties (the "Additional Payments"), if the Company successfully enters into distribution and/or production arrangements with third parties. The Additional Payments, if payable, are generally based on a percentage of the production budget for a feature or a stated percentage of revenues, as defined. As of September 30, 1999 and May 31, 2000, no such distribution and production agreements have been entered into which would result in an obligation of Additional Payments.

In October 1999, the Company entered into an agreement for the development of a website for a total commitment of approximately $35,000.

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)

Notes to Financial Statements
September 30, 1999 and 1998
(unaudited with respect to May 31, 2000
and the eight-month periods ended
May 31, 2000 and 1999)

NOTE I - BUSINESS SEGMENT INFORMATION

The Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 requires public companies to report financial and descriptive information about their reportable operating segments. The Company identifies its operating segments based on how management internally evaluates separate financial information, business activities and management responsibility. The Company's current operations (see Note A) constitute two reportable operating segments and a corporate headquarters, as follows:

                                                Motion
                                              Picture and               Other -
                                              Television      Music     Corporate    Consolidated
                                              -----------     -----     ---------    ------------
Year ended September 30, 1999:
  Revenues                                                   $ 20,750                  $  20,750
  Operating loss                                              (85,102)   $(78,215)      (163,317)
  Depreciation and amortization                                             1,273          1,273
  Identifiable assets                           $125,895                  149,832        275,727
  Capital expenditure                                                      10,933         10,933
  Film costs                                      83,053                                  83,053

Period ended September 30, 1998:
  Revenues                                                                                     0
  Operating loss                                             (168,427)    (91,563)      (259,990)
  Depreciation and amortization                                               217            217
  Identifiable assets                             42,842                  130,202        173,044
  Capital expenditures                                                      2,171          2,171
  Film costs                                      42,842                                  42,842

Eight months ended May 31, 2000:
  Revenues                                                                                     0
  Operating loss                                                          (73,505)       (73,505)
  Depreciation and amortization                                             1,243          1,243
  Identifiable assets                            125,895                  469,639        595,534
  Capital expenditure                                                      29,821         29,821
  Film costs                                                                                   0

Eight months ended May 31,1999:
  Revenues                                                     19,410                     19,410
  Operating loss                                              (52,410)    (53,409)      (105,819)
  Depreciation and amortization                                               855            855
  Identifiable assets                            118,573                  202,349        320,922
  Capital expenditure                                                      10,282         10,282
  Film costs                                      75,731                                  75,731

HARBOUR ENTERTAINMENT INC.
(formerly Big Dog Entertainment Inc.)
(a development stage company)

Notes to Financial Statements
September 30, 1999 and 1998
(unaudited with respect to May 31, 2000
and the eight-month periods ended
May 31, 2000 and 1999)

NOTE J - PROPOSED PUBLIC OFFERING

The Company signed a letter of intent with an underwriter with respect to a proposed public offering of shares of common stock. There is no assurance that such offering will be consummated. In connection therewith, the Company anticipates incurring substantial expenses which, if the offering is not consummated, will be charged to expense. Deferred offering costs at September 30, 1999 and May 31, 2000, respectively, amount to $18,969 and $235,177. The Company is obligated to pay a fee to the underwriter of $25,000 if it decides not to pursue the public offering.

NOTE K - STOCK OPTION PLAN

On June 1, 2000, the Company's Board of Directors adopted the 2000 Stock Option Plan which provides for option grants to directors, officers, employees or consultants to purchase up to 1,500,000 shares of common stock at an exercise price equal to the fair market value on the grant date. The options granted under the plan are nonqualified options with maximum terms of ten years. The plan terminates on May 31, 2010.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                TABLE OF CONTENTS

                                                       PAGE
                                                       ----
Prospectus Summary.. . . . . . . . .                     2
The Offering. . . .. . . . . . . . .                     3
Summary Financial Data . . . . . . .                     4
Risk Factors.. . . . . . . . . . . .                     5
Use of Proceeds. . . . . . . . . . .                    12
Dividend Policy. . . . . . . . . . .                    13
Capitalization.. . . . . . . . . . .                    14
Dilution.. . . . . . . . . . . . . .                    15
Plan of Operation. . . . . . . . . .                    16
Business.. . . . . . . . . . . . . .                    20
Management.. . . . . . . . . . . . .                    31
Limitation on Liability of and
 Indemnification of Directors and
 Officers. . . . . . . . . . . . . .                    35
Stock Option Plan. . . . . . . . . .                    36
Certain Transactions.. . . . . . . .                    36
Principal Stockholders . . . . . . .                    37
Description of Securities. . . . . .                    38
Shares Eligible for Future Sale. . .                    39
Underwriting.. . . . . . . . . . . .                    40
Legal Matters. . . . . . . . . . . .                    42
Experts. . . . . . . . . . . . . . .                    42
How to Get More Information. . . . .                    42
Financial Statements.. . . . . . . .                   F-1

Until __________, dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                _________ SHARES

                                  COMMON STOCK


                                   PROSPECTUS
                                   ----------
                             RUSSO SECURITIES, INC.
                             BENSON YORK GROUP, INC.


                                          , 2000

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Limitations on Liability of Directors. Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    Indemnification for Directors and Officers. Under Delaware law, a corporation may indemnify its present and former directors and officers for a variety of court or administrative proceedings. We have adopted a provision which requires us to indemnify and hold harmless any person involved in any action, suit or proceeding because that person is or was a director or officer of ours. This provision does not, however, require us to indemnify an officer or director in a proceeding they initiate without the authorization of our directors.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

    Insurance for Directors and Officers. Under Delaware law, a corporation may obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We have adopted a provision which permits us to maintain insurance to protect us and our directors and officers against expenses, liabilities and losses whether or not we would have the power to indemnify these persons under Delaware law. We intend to have in place at or promptly after the closing of this offering a directors' and officers' liability and company reimbursement liability insurance policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth our estimated expenses (other than selling commissions and other fees paid to the underwriters) payable in connection with the issuance and distribution of the securities being registered. Except for the SEC and NASD filing fees, all expenses have been estimated.

SEC Registration Fee . . . . . . . . . . . . . .         $  3,168
Nasdaq Small Cap Market Exchange Listing Fee.. .                *
NASD Filing Fee. . . . . . . . . . . . . . . . .                *
Accounting Fees and Expenses . . . . . . . . . .                *
Printing and Engraving . . . . . . . . . . . . .                *
Legal Fees and Expenses. . . . . . . . . . . . .                *
Blue Sky Fees and Expenses . . . . . . . . . . .                *
Transfer Agent and Registrar Fees. . . . . . . .                *
Miscellaneous Expenses . . . . . . . . . . . . .                *
                                                         --------
    Total.. . . . . . . . . . . . . . . . . . .          $425,000
-----

* To be filed by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Since inception (December 5, 1997), we have issued unregistered securities in the transactions described below:

     In March 1998, we commenced an offering of our common stock in a private placement to sell a maximum of 800,000 shares at $1.25 per share. During fiscal years ended September 30, 1998 and 1999, respectively, we issued 185,600 and 180,000 common shares and received net proceeds of $218,444 and $224,000 in connection with the offering.

     In April 1998, two of our founding stockholders resigned as officers and directors and transferred an aggregate of 1,750,000 of their shares of common stock to other founding stockholders, and also transferred 100,000 shares to an individual for services rendered to us.

     From November 1999 through February 2000, we sold in a private placement 133,600 shares of common stock at $1.25 per share and in April 2000 sold 61,200 shares of common stock at $2.50 per share. In June and July 2000, we sold 20,000 shares of common stock at $2.50 per share.

     All of our securities referred to above were issued in reliance on the exemption from registration under the Securities Act provided by Section 4(2) of the Act. Such sales were made in privately negotiated transactions without any general solicitation or advertising. Such persons were given access to relevant information concerning us and represented that they were acquiring the securities for investment and not for resale. The stock certificates issued to all of the above investors bear restrictive legends and are subject to stop transfer orders.

ITEM 27. EXHIBITS

     The following exhibits are filed as part of this Registration Statement with the Securities and Exchange Commission pursuant to Item 601 of Regulation S-B. All exhibits refer to Harbour Entertainment Inc. unless otherwise indicated.

Exhibit No.                        Description

1.1  Form of Underwriting Agreement *
1.2  Form of Agreement Among Underwriters
1.3  Form of Selling Agreement
3.1  Articles of Incorporation, as amended*
3.2  By-Laws*
4.1  Specimen common stock certificate*
5.1 Opinion of Blau, Kramer, Wactlar & Lieberman, P. C. regarding the legality of the securities being registered *
10.1 Form of Indemnification Agreement*
10.2 Form of Employment Agreement*
10.3 Body of Work  Agreement,  dated  February  4, 1999  between  us and  Warren
     Murphy*
10.4 Agreement, dated January 15, 1998 between Brenda Durmann and Prelude Development, Inc.*
10.5 Agreement, dated February 26, 1999 between George Graham and Prelude Development, Inc.*
10.6 Agreement, dated February 11, 1999 between A&R Online, Inc. and Prelude Development, Inc.*
10.7 Agreement, dated November 4, 1999 between PokoLoco and Prelude Development, Inc.*
10.8 Agreement, dated August 1, 1999 between Sumthing Distribution and Prelude Music & Filmworks*
10.9 Option Purchase Agreement, dated February 18, 1999 between us and Warren Murphy*
10.10 2000 Stock Option Plan*
23.1 Consent of Blau, Kramer, Wactlar & Lieberman, P. C. (included in Exhibit 5.1)*
23.2 Consent of Richard A. Eisner & Co., LLP
25.1 Powers of Attorney*
27   Financial Data Schedule*

--------------
*   Previously filed

ITEM 28. UNDERTAKINGS

     We hereby undertake to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     We hereby undertakes that we will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
          (iii)Include any additional or changed material information on the plan of distribution.
     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) of (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized Amendment No. 3 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ronkonkoma, New York on the 18th day of September, 2000.

                                    HARBOUR ENTERTAINMENT INC.

                                    By:/s/ Marlowe R. Walker
                                       -------------------------------------
                                       Marlowe R. Walker
                                       President and Chief Executive Officer
                                       (Principal Executive Officer)


    In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in capacities indicated on September 18, 2000

    SIGNATURE                                TITLE
    ---------                                -----
                                   President, Chief Executive Officer,
/s/ Marlowe R. Walker              Secretary, Treasurer and Director
---------------------------        (Principal Executive Officer)
Marlowe R. Walker


        *                          Chief Financial  Officer (Principal Financial
---------------------------        Officer and Principal Accounting Officer)
Robert S. Rosen

        *                          Director
---------------------------
Robert E. DiMilia

        *                          Director
---------------------------
Thomas B. Foley

        *                          Director
---------------------------
David G. Tricamo

        *                          Director
---------------------------
Christopher Grega

---------
*Marlowe Walker,  Attorney in Fact